                                                                       Exh. 99.1

Item 6.  Selected Financial Data

The following table sets forth selected, historical consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included herein. All years have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002 and properties classified as held for sale as of March 31, 2005 and December 31, 2004, which are reflected in discontinued operations in the Consolidated Statements of Income.

The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating performance.

                                                                                    Year ended December 31, (2)
                                                        --------------------------------------------------------------------------
                                                              2004          2003           2002           2001           2000
                                                              ----          ----           ----           ----           ----
                                                                          (in thousands, except per share information)
Operating Data:
Revenues from rental property (1)                           $513,926      $471,049        $424,196      $424,196      $413,436
Interest expense (3)                                        $107,311      $102,492        $ 85,323      $ 87,005      $ 90,903
Depreciation and amortization (3)                           $101,066      $ 84,132        $ 69,067      $ 66,700      $ 64,522
Gain on sale of development properties                      $ 16,835      $ 17,495        $ 15,880      $ 13,418      $      -
Gain on sale of operating properties (3)                    $      -      $  3,177        $      -      $  3,040      $  3,962
Provision for income taxes                                  $  8,320      $  8,514        $ 12,904      $ 19,376      $      -
Income from continuing operations                           $280,628      $242,356        $241,003      $210,455      $184,604
Income per common share from continuing
operations:
    Basic                                                   $   2.41      $   2.08        $   2.13      $   1.96      $   1.71
    Diluted                                                 $   2.37      $   2.05        $   2.11      $   1.87      $   1.69
Weighted average number of shares of common stock:
    Basic                                                    111,430       107,092         104,458        96,317        92,688
    Diluted                                                  113,572       108,770         105,461       101,163        93,653
Cash dividends declared per common share                    $   2.32      $   2.19        $   2.10      $   1.96      $   1.81


                                                        --------------------------------------------------------------------

                                                                                          December 31,
                                                              2004            2003           2002           2001           2000
                                                              ----            ----           ----           ----           ----
Balance Sheet Data:
Real estate, before accumulated depreciation               $ 4,092,222    $ 4,174,664     $ 3,398,971  $ 3,201,364    $ 3,114,503
Total assets                                               $ 4,749,597    $ 4,641,092     $ 3,758,350  $ 3,387,342    $ 3,175,294
Total debt                                                 $ 2,118,622    $ 2,154,948     $ 1,576,982  $ 1,328,079    $ 1,325,663
Total stockholders' equity                                 $ 2,236,400    $ 2,135,846     $ 1,908,800  $ 1,892,647    $ 1,708,285


Cash flow provided by operations                           $   365,176    $   308,632     $   278,931  $   287,444    $   250,546
Cash flow used for investing activities                    $  (303,378)   $  (642,365)    $  (396,655) $  (157,193)   $  (191,626)
Cash flow (used for) provided by financing activities      $   (71,866)   $   346,059     $    59,839  $   (55,501)   $   (67,899)


(1) Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.
(2) All years have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002 and properties classified as held for sale as of March 31, 2005 and December 31, 2004, which are reflected in discontinued operations in the Consolidated Statements of Income.
(3) Does not include amounts reflected in discontinued operations.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this annual report on Form 10-K. Historical results and percentage relationships set forth in the Consolidated Statements of Income contained in the Consolidated Financial Statements, including trends which might appear, should not be taken as indicative of future operations. All years have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002 and properties classified as held for sale as of March 31, 2005 and December 31, 2004, which are reflected in discontinued operations in the Consolidated Statements of Income.

Executive Summary

Kimco Realty Corporation is one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers. As of February 4, 2005, the Company's portfolio was comprised of 773 property interests, including 696 operating properties primarily consisting of neighborhood and community shopping centers, 32 retail store leases, 35 ground-up development projects and ten undeveloped parcels of land, totaling approximately 113.4 million square feet of leasable space located in 42 states, Canada and Mexico.

The Company is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for over 45 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all operating functions, including leasing, asset management, maintenance, construction, legal, finance and accounting, administered by the Company.

In connection with the Tax Relief Extension Act of 1999 (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services, which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions. The Company will consider other investments through taxable REIT subsidiaries should suitable opportunities arise.

In addition, the Company continues to capitalize on its established expertise in retail real estate by establishing other ventures in which the Company owns a smaller equity interest and provides management, leasing and operational support for those properties. The Company also provides preferred equity capital for real estate entrepreneurs and provides real estate capital and advisory services to both healthy and distressed retailers. The Company also makes selective investments in secondary market opportunities where a security or other investment is, in management's judgment, priced below the value of the underlying real estate.

The Company's strategy is to maintain a strong balance sheet while investing opportunistically and selectively. The Company intends to continue to execute its plan of delivering solid growth in earnings and dividends. As a result of the improved 2004 performance, the Board of Directors increased the quarterly dividend to $0.61 from $0.57, effective for the first quarter of 2005.

Critical Accounting Policies

The Consolidated Financial Statements of the Company include the accounts of the Company, its wholly-owned subsidiaries and all entities in which the Company has a controlling voting interest or has been determined to be a primary beneficiary of a variable interest entity in accordance with the provisions and guidance of Interpretation No. 46 (R), Consolidation of Variable Interest Entities. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying Consolidated Financial Statements and related notes. In preparing these financial statements, management has made its best estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates are based on, but not limited to, historical results, industry standards and current economic conditions, giving due consideration to materiality. The most significant assumptions and estimates relate to revenue recognition and the recoverability of trade accounts receivable, depreciable lives and valuation of real estate. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

        Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. Operating expense reimbursements are recognized as earned. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance, real estate taxes and other operating expenses.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable.

        Real Estate

The Company's investments in real estate properties are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Upon acquisition of operating real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities. The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings                                           15 to 50 years
Fixtures, building and leasehold improvements       Terms of leases or useful
 (including certain identified intangible assets)   lives, whichever is shorter

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company's net income.

Real estate under development on the Company's Consolidated Balance Sheets represents ground-up development inventory of neighborhood and community shopping center projects which are subsequently sold upon completion. These assets are carried at cost and no depreciation is recorded. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management's opinion, the estimated net sales price of these assets is less than the net carrying value, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property. A gain on the sale of these assets is generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66, Accounting for Real Estate Sales.

        Long Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. A property value is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life is less than the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trends, and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the property would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price of such asset net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of such asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties, investments in joint ventures and other investments. The Company's reported net income is directly affected by management's estimate of impairments and/or valuation allowances.

Results of Operations

        Comparison 2004 to 2003

Revenues from rental property increased $42.9 million or 9.1% to $513.9 million for the year ended December 31, 2004, as compared with $471.0 million for the year ended December 31, 2003. This net increase resulted primarily from the combined effect of (i) acquisitions during 2004 and 2003 providing incremental revenues of $40.4 million for the year ended December 31, 2004, and (ii) an overall increase in shopping center portfolio occupancy to 93.6% at December 31, 2004, as compared to 90.7% at December 31, 2003 and the completion of certain redevelopment projects and tenant buyouts providing incremental revenues of approximately $16.6 million for the year ended December 31, 2004, as compared to the corresponding periods last year, offset by (iii) a decrease in revenues of approximately $14.1 million for the year ended December 31, 2004, as compared to the corresponding period last year, resulting from the sale of certain properties and the transfer of operating properties to various unconsolidated joint venture entities during 2004 and 2003.

Rental property expenses, including depreciation and amortization, increased approximately $27.1 million or 13.1% to $233.6 million for the year ended December 31, 2004, as compared with $206.5 million for the preceding year. These increases are primarily due to operating property acquisitions during 2004 and 2003, which were partially offset by property dispositions and operating properties transferred to various unconsolidated joint venture entities.

Income from other real estate investments increased $7.3 million to $30.1 million for the year ended December 31, 2004, as compared to $22.8 million for the preceding year. This increase is primarily due to increased investment in the Company's Preferred Equity program, which contributed income of $11.4 million during 2004, as compared to $4.6 million in 2003.

Mortgage and other financing income decreased $3.8 million to $15.0 million for the year ended December 31, 2004, as compared to $18.8 million for the year ended December 31, 2003. This decrease is primarily due to lower interest and financing income earned related to certain real estate lending activities during 2004 as compared to the preceding year.

Management and other fee income increased approximately $10.1 million to $25.4 million for the year ended December 31, 2004, as compared to $15.3 million in the corresponding period in 2003. This increase is primarily due to incremental fees earned from growth in the co-investment programs and fees earned from disposition services provided to various retailers.

Other income/(expense), net increased approximately $14.3 million to $10.4 million for the year ended December 31, 2004, as compared to the preceding year. This increase is primarily due to a prior-year write-down in the carrying value of the Company's equity investment in Frank's Nursery, Inc., offset by increased income in 2004 from other equity investments.

Interest expense increased $4.8 million or 4.7% to $107.3 million for the year ended December 31, 2004, as compared with $102.5 million for the year ended December 31, 2003. This increase is primarily due to an overall increase in average borrowings outstanding during the year ended December 31, 2004, as compared to the preceding year, resulting from the funding of investment activity during 2004.

General and administrative expenses increased approximately $6.1 million to $44.5 million for the year ended December 31, 2004, as compared to $38.4 million in the preceding calendar year. This increase is primarily due to (i) a $0.9 million increase in professional fees, mainly attributable to compliance with section 404 of the Sarbanes-Oxley Act, (ii) a $1.6 million increase due to the expensing of the value attributable to stock options granted, (iii) increased staff levels related to the growth of the Company and (iv) other personnel-related costs, associated with a realignment of our regional operations.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003.

As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a net book value of $3.8 million, might not be fully recoverable. Based upon management's assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period of this investment. As a result of the reduction in the anticipated holding period, together with reassessment of the potential future operating cash flow for the property and the effects of current market conditions, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million in 2004.

Equity in income of real estate joint ventures, net increased $14.1 million to $56.4 million for the year ended December 31, 2004, as compared with $42.3 million for the preceding year. This increase is primarily attributable to the equity in income from the increased investment in the RioCan joint venture investment ("RioCan Venture"), the Kimco Retail Opportunity Portfolio joint venture investment ("KROP") and the Company's growth of its various other real estate joint ventures. The Company has made additional capital investments in these and other joint ventures for the acquisition of additional shopping center properties throughout 2004 and 2003.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA and Tempe, AZ, (ii) transferred 17 operating properties to KROP for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. For the year ended December 31, 2004, these dispositions resulted in gains of approximately $15.8 million and a loss on sale from three of the properties of approximately $5.1 million. Additionally, during the three months ended March 31, 2005, the Company (i) disposed of, in separate transactions, two operating properties for an aggregate sales price of $8.2 million, (ii) transferred two operating properties to KROP, as defined below, for an aggregate price of approximately $29.1 million, and (iii) transferred four operating properties to various co-investment ventures in which the Company has 20% non-controlling interests for an aggregate price of approximately $63.2 million. These transactions resulted in aggregate gains of approximately $4.0 million which were recognized during the three months ended March 31, 2005.

Additionally, during the three months ended March 31, 2005, the Company reclassified as held-for-sale three shopping center properties comprising approximately 0.4 million square feet of GLA. The book value of each of these properties, aggregating approximately $17.1 million, net of accumulated depreciation of approximately $8.4 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company's determination of the fair value for each of these properties, aggregating approximately $22.1 million, is based upon executed contracts of sale with third parties less estimated selling costs. The current and prior comparative years operations of properties classified as held-for-sale as of March 31, 2005 are included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

During 2003, the Company disposed of, in separate transactions, (i) 10 operating shopping center properties for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP for a price of approximately $144.2 million, (v) transferred an operating property to a newly formed joint venture in which the Company has a non-controlling 10% interest for a price of approximately $21.9 million and (vi) terminated four leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in gains of approximately $50.8 million.

During 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). The book value of these properties, aggregating approximately $19.5 million, net of accumulated depreciation of approximately $2.0 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $15.4 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.0 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations in the Company's Consolidated Statements of Income.

For those property dispositions for which SFAS No. 144 is applicable, the operations and gain or loss on the sale of the property have been included in the caption Discontinued operations in the Company's Consolidated Statements of Income.

During 2004, KDI, the Company's wholly-owned development taxable REIT subsidiary, in separate transactions, sold 28 out-parcels, three completed phases of projects and five recently completed projects for approximately $169.4 million. These sales provided gains of approximately $12.4 million, net of income taxes of approximately $4.4 million.

During the year ended December 31, 2003, KDI sold four projects and 26 out-parcels, in separate transactions, for approximately $134.6 million which resulted in gains of approximately $10.5 million, net of income taxes of $7.0 million.

Income from continuing operations for the year ended December 31, 2004 was $280.6, compared to $242.4 million for the year ended December 31, 2003. On a diluted per share basis, income from continuing operations improved $0.32 to $2.37 for the year ended December 31, 2004, as compared to $2.05 for the preceding year. This improved performance is primarily attributable to (i) the incremental operating results from the acquisition of operating properties during 2004 and 2003, including the Mid-Atlantic Realty Trust transaction (see
Note 3 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K), (ii) an increase in equity in income of real estate joint ventures resulting from additional capital investments in the RioCan Venture, KROP and other joint venture investments for the acquisition of additional shopping center properties during 2004 and 2003, (iii) an increase in management and other fee income related to the growth in the co-investment programs, (iv) increased income from other real estate investments and (v) significant leasing within the portfolio, which improved operating profitability.

Net income for the year ended December 31, 2004 was $297.1 million, compared to $307.9 million for the year ended December 31, 2003. On a diluted per share basis, net income decreased $0.11 to $2.51 for the year ended December 31, 2004, as compared to $2.62 for the year ended December 31, 2003. This decrease is primarily attributable to lower income from discontinued operations of $45.8 million for the year ended December 31, 2004 compared to the preceding year due to property sales during 2004 and 2003 and gains on early extinguishment of debt during 2003. In addition, the diluted per share results for the year ended December 31, 2003 were decreased by a reduction in net income available to common stockholders of $0.07 resulting from the deduction of original issuance costs associated with the redemption of the Company's 7 3/4% Class A, 8 1/2% Class B and 8 3/8% Class C Cumulative Redeemable Preferred Stocks during the second quarter of 2003.

        Comparison 2003 to 2002

Revenues from rental property increased $46.9 million or 11.0% to $471.0 million for the year ended December 31, 2003, as compared with $424.2 million for the year ended December 31, 2002. This net increase resulted primarily from the combined effect of (i) the acquisition of 55 operating properties during 2003, including 41 operating properties acquired in the Mid-Atlantic Merger, providing revenues of $34.2 million for the year ended December 31, 2003, (ii) the full year impact related to the 13 operating properties acquired in 2002 providing incremental revenues of $16.6 million and (iii) an overall increase in shopping center portfolio occupancy to 90.7% at December 31, 2003 as compared to 87.8% at December 31, 2002 and the completion of certain redevelopment projects, providing incremental revenues of approximately $18.1 million as compared to the corresponding year ended December 31, 2002, offset by (iv) a decrease in revenues of approximately $8.4 million resulting from the bankruptcy filing of Kmart Corporation ("Kmart") and subsequent rejection of leases and (v) sales of certain properties and tenant buyouts resulting in a decrease of revenues of approximately $13.6 million as compared to the preceding year.

Rental property expenses, including depreciation and amortization, increased $25.0 million or 13.8% to $206.5 million for the year ended December 31, 2003, as compared to $181.4 million for the preceding year. The rental property expense components of operating and maintenance and depreciation and amortization increased approximately $24.0 million or 21.4% for the year ended December 31, 2003, as compared with the year ended December 31, 2002. This increase is primarily due to property acquisitions during 2003 and 2002 and increased snow removal costs during 2003.

Income from other real estate investments increased $6.8 million to $22.8 million, as compared to $16.0 million for the preceding year. This increase is primarily due to (i) increased investment in the Company's preferred equity program contributing $4.6 million during 2003, as compared to $1.0 million in 2002, (ii) contribution of $12.1 million from the Kimsouth investment resulting from the disposition of 14 investment properties during 2003, offset by (iii) a decrease in income of $7.8 million from the Montgomery Ward Asset Designation rights transaction.

Management and other fee income increased approximately $3.2 million to $15.3 million for the year ended December 31, 2003, as compared to $12.1 million for the year ended December 31, 2002. This increase is primarily due to (i) increased management and acquisition fees resulting from the growth of the KROP portfolio, (ii) increased management fees from KIR resulting from the growth of the KIR portfolio and (iii) increased property management activity providing incremental fee income of approximately $1.1 million for the year ended December 31, 2003 as compared to the preceding year.

Interest expense increased $17.2 million or 20.2% to $102.5 million for the year ended December 31, 2003, as compared with $85.3 million for the year ended December 31, 2002. This increase is primarily due to an overall increase in borrowings during the year ended December 31, 2003 as compared to the preceding year, including additional borrowings and assumption of mortgage debt totaling approximately $616.0 million in connection with the Mid-Atlantic Merger.

General and administrative expenses increased approximately $6.9 million for the year ended December 31, 2003, as compared to the preceding calendar year. This increase is primarily due to (i) increased staff levels related to the growth of the Company, and (ii) other personnel-related costs associated with a realignment of our regional operations.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003.

During December 2002, the Company reached agreement with certain lenders in connection with four individual non-recourse mortgages encumbering four former Kmart sites. The Company paid approximately $24.2 million in full satisfaction of these loans, which aggregated approximately $46.5 million. The Company recognized a gain on early extinguishment of debt of approximately $22.3 million for the year ended December 31, 2002.

As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2002 that its investment in four operating properties, comprised of an aggregate 0.4 million square feet of GLA, with an aggregate net book value of approximately $23.8 million, might not be fully recoverable. Based upon management's assessment of current market conditions and the lack of demand for the properties, the Company has reduced its potential holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the projected future operating cash flows of the properties and the effects of current market conditions, the Company determined that its investment in these assets was not fully recoverable and recorded an adjustment of property carrying value aggregating approximately $12.5 million for the year ended December 31, 2002. Approximately $1.5 million relating to the adjustment of property carrying value for one of these properties is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

Provision for income taxes decreased $4.4 million to $8.5 million for the year ended December 31, 2003, as compared with $12.9 million for the year ended December 31, 2002. This decrease is primarily due to less taxable income provided by the Montgomery Ward Asset Designation Rights transaction in 2003 as compared to 2002.

Equity in income of real estate joint ventures, net increased $4.6 million to $42.3 million for the year ended December 31, 2003, as compared to $37.7 million for the year ended December 31, 2002. This increase is primarily attributable to the equity in income from the Kimco Income REIT joint venture investment, the RioCan joint venture investment and the KROP joint venture investment as described below.

During 1998, the Company formed KIR, a limited partnership established to invest in high-quality retail properties financed primarily through the use of individual non-recourse mortgages. The Company has a 43.3% non-controlling limited partnership interest in KIR, which the Company manages, and accounts for its investment in KIR under the equity method of accounting. Equity in income of KIR increased $1.6 million to $19.8 million for the year ended December 31, 2003, as compared to $18.2 million for the preceding year. This increase is primarily due to the Company's increased capital investment in KIR, totaling $13.0 million during 2003 and $23.8 million during 2002. The additional capital investments received by KIR from the Company and its other institutional partners were used to purchase additional shopping center properties throughout calendar years 2003 and 2002.

During October 2001, the Company formed a joint venture (the "RioCan Venture") with RioCan Real Estate Investment Trust ("RioCan", Canada's largest publicly traded REIT measured by gross leasable area ("GLA")), in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. As of December 31, 2003, the RioCan Venture consisted of 31 shopping center properties and three development projects with approximately 7.2 million square feet of GLA. The Company's equity in income from the RioCan Venture increased approximately $3.4 million to $12.5 million for the year ended December 31, 2003, as compared to $9.1 million for the preceding year.

During October 2001, the Company formed the Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE"), which the Company manages and has a 20% non-controlling interest. The purpose of this venture is to acquire established, high-growth potential retail properties in the United States. As of December 31, 2003, KROP consisted of 23 shopping center properties with approximately 3.5 million square feet of GLA. The Company's equity in income from the KROP Venture increased approximately $1.0 million to $2.0 million for the year ended December 31, 2003, as compared to $1.0 million for the preceding year.

Minority interests in income of partnerships, net increased $5.5 million to $7.8 million as compared to $2.3 million for the preceding year. This increase is primarily due to the full year effect of the acquisition of a shopping center property acquired during October 2002, through a newly formed partnership by issuing approximately 2.4 million downREIT units valued at $80 million. The downREIT units are convertible at a ratio of 1:1 into the Company's common stock and are entitled to a distribution equal to the dividend rate of the Company's common stock multiplied by 1.1057.

During 2003, the Company disposed of, in separate transactions, (i) 10 operating shopping center properties for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP for a price of approximately $144.2 million, which approximated their net book value, (v) transferred an operating property to a newly formed joint venture in which the Company has a non-controlling 10% interest for a price of approximately $21.9 million, which approximated its net book value and (vi) terminated four leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in gains of approximately $50.8 million.

For those property dispositions for which SFAS No. 144 is applicable, the operations and gain or loss on the sale of the property have been included in the caption Discontinued operations in the Company's Consolidated Statements of Income.

During 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $19.5 million, net of accumulated depreciation of approximately $2.0 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $15.4 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.0 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations in the Company's Consolidated Statements of Income.

During 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations in the Company's Consolidated Statements of Income.

Effective January 1, 2001, the Company has elected taxable REIT subsidiary status for its wholly-owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2003, KDI sold four projects and 26 out-parcels, in separate transactions, for approximately $134.6 million. These sales resulted in gains of approximately $10.5 million, net of income taxes of $7.0 million.

During the year ended December 31, 2002, KDI sold four of its recently completed projects and eight out-parcels, in separate transactions, for approximately $128.7 million, including the assignment of approximately $17.7 million of mortgage debt encumbering one of the properties, which resulted in profits of $9.5 million, net of income taxes of $6.4 million.

Net income for the year ended December 31, 2003 was $307.9 million, as compared to $245.7 million for the year ended December 31, 2002. On a diluted per share basis, net income increased $0.47 to $2.62 for the year ended December 31, 2003, as compared to $2.15 for the preceding year. This improved performance is primarily attributable to (i) the acquisition of operating properties, including the Mid-Atlantic Merger, during 2003 and 2002, (ii) significant leasing within the portfolio, which improved operating profitability, (iii) increased contributions from KIR, the RioCan Venture and KROP, (iv) increased gains on development sales from KDI and (v) increased gains from operating property sales of $50.8 million in 2003, as compared to $12.8 million in 2002. The 2003 improvement also includes the impact from gains on early extinguishment of debt of $9.7 million in 2003, as compared to $22.3 million in 2002, and adjustments to property carrying values of $4.0 million in 2003 and $33.0 million in 2002. The 2003 diluted per share results were decreased by a reduction in net income available to common stockholders of $0.07 resulting from the deduction of original issuance costs associated with the redemption of the Company's 7 3/4% Class A, 8 1/2% Class B and 8?% Class C Cumulative Redeemable Preferred Stocks during the second quarter of 2003.

Tenant Concentrations

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2004, the Company's five largest tenants were The Home Depot, TJX Companies, Kohl's, Kmart Corporation and Wal-Mart, which represented approximately 3.6%, 3.1%, 2.6%, 2.6% and 1.8% respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

Liquidity and Capital Resources

It is management's intention that the Company continually have access to the capital resources necessary to expand and develop its business. As such, the Company intends to operate with and maintain a conservative capital structure with a level of debt to total market capitalization of 50% or less. As of December 31, 2004, the Company's level of debt to total market capitalization was 24%. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings. The Company may, from time to time, seek to obtain funds through additional equity offerings, unsecured debt financings and/or mortgage/construction loan financings and other capital alternatives in a manner consistent with its intention to operate with a conservative debt structure.

Since the completion of the Company's IPO in 1991, the Company has utilized the public debt and equity markets as its principal source of capital for its expansion needs. Since the IPO, the Company has completed additional offerings of its public unsecured debt and equity, raising in the aggregate over $3.6 billion for the purposes of, among other things, repaying indebtedness, acquiring interests in neighborhood and community shopping centers, funding ground-up development projects, expanding and improving properties in the portfolio and other investments.

The Company has a $500.0 million unsecured revolving credit facility, which is scheduled to expire in June 2006. This credit facility has made available funds to both finance the purchase of properties and other investments and meet any short-term working capital requirements. As of December 31, 2004, there was $230.0 million outstanding under this credit facility.

During September 2004, the Company entered into a three-year Canadian denominated ("CAD") $150.0 million unsecured credit facility with a group of banks. This facility bears interest at the CDOR Rate, as defined, plus 0.50%, and is scheduled to expire in September 2007. Proceeds from this facility will be used for general corporate purposes including the funding of Canadian denominated investments. As of December 31, 2004, there was CAD $62.0 million (approximately USD $51.7 million) outstanding under this credit facility.

The Company has a MTN program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including
(i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs and (ii) managing the Company's debt maturities. As of February 18, 2005, the Company had $300.0 million available for issuance under the MTN program. (See Note 12 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

In addition to the public equity and debt markets as capital sources, the Company may, from time to time, obtain mortgage financing on selected properties and construction loans to partially fund the capital needs of KDI. As of December 31, 2004, the Company had over 350 unencumbered property interests in its portfolio.

During May 2003, the Company filed a shelf registration statement on Form S-3 for up to $1.0 billion of debt securities, preferred stock, depositary shares, common stock and common stock warrants. As of February 18, 2005, the Company had $309.7 million available for issuance under this shelf registration statement.

In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its stockholders. These dividends will be paid from operating cash flows, which are expected to increase due to property acquisitions, growth in operating income in the existing portfolio and from other investments. Since cash used to pay dividends reduces amounts available for capital investment, the Company generally intends to maintain a conservative dividend payout ratio, reserving such amounts as it considers necessary for the expansion and renovation of shopping centers in its portfolio, debt reduction, the acquisition of interests in new properties and other investments as suitable opportunities arise and such other factors as the Board of Directors considers appropriate. Cash dividends paid increased to $265.3 million in 2004, compared to $246.3 million in 2003 and $235.6 million in 2002.

Although the Company receives substantially all of its rental payments on a monthly basis, it generally intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution will be invested by the Company in short-term money market or other suitable instruments.

The Company anticipates its capital commitment toward redevelopment projects during 2005 will be approximately $60.0 million to $80.0 million. Additionally, the Company anticipates its capital commitment toward ground-up development during 2005 will be approximately $160.0 million to $200.0 million. The proceeds from the sales of development properties and proceeds from construction loans in 2005 should be sufficient to fund the ground-up development capital requirements.

The Company anticipates that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short term and long term. In addition, the Company anticipates that cash on hand, borrowings under its revolving credit facilities, issuance of equity and public debt, as well as other debt and equity alternatives, will provide the necessary capital required by the Company. Cash flows from operations as reported in the Consolidated Statements of Cash Flows was $365.2 million for 2004, $308.6 million for 2003 and $278.9 million for 2002.

Contractual Obligations and Other Commitments

The Company has debt obligations relating to its revolving credit facilities, MTNs, senior notes, mortgages and construction loans with maturities ranging from less than one year to 20 years. As of December 31, 2004, the Company's total debt had a weighted average term to maturity of approximately 4.2 years. In addition, the Company has non-cancelable operating leases pertaining to its shopping center portfolio. As of December 31, 2004, the Company has certain shopping center properties that are subject to long-term ground leases where a third party owns and has leased the underlying land to the Company to construct and/or operate a shopping center. In addition, the Company has non-cancelable operating leases pertaining to its retail store lease portfolio. The following table summarizes the Company's debt maturities and obligations under non-cancelable operating leases as of December 31, 2004 (in millions):

                                         2005         2006        2007        2008        2009        Thereafter          Total
                                         ----         ----        ----        ----        ----        ----------          -----

Long-Term Debt                        $258.7       $541.9      $295.2      $161.9      $212.8        $648.1           $2,118.6
Operating Leases
  Ground Leases                       $ 10.5       $ 10.3      $  9.9      $  9.1      $  8.6        $124.5           $  172.9
  Retail Store Leases                 $  6.9       $  6.0      $  4.6      $  2.9      $  1.6        $  1.7           $   23.7

The Company has $200.3 million of medium term notes, $22.8 million of mortgage debt and $35.6 million of construction loans maturing in 2005. The Company anticipates satisfying these maturities with a combination of operating cash flows, its unsecured revolving credit facilities and new debt issuances.

The Company has issued letters of credit in connection with completion guarantees for certain construction projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $45.9 million.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $5.8 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $4.0 million (approximately USD $3.3 million) outstanding as of December 31, 2004 relating to various development projects. In addition to the letter of credit facility, various additionally Canadian development projects in which the Company holds interests ranging from 33?% to 50% have letters of credit issued aggregating approximately CAD $2.2 million (approximately USD $1.8 million).

During 2004, the Company obtained construction financing on 11 ground-up development projects for an aggregate loan commitment amount of up to $247.8 million. As of December 31, 2004, the Company had 19 construction loans with total commitments of up to $413.3 million of which $156.6 million had been funded to the Company. These loans had maturities ranging from 2 to 36 months and interest rates ranging from 4.17% to 4.92% at December 31, 2004.

Off-Balance Sheet Arrangements

         Unconsolidated Real Estate Joint Ventures

The Company has investments in various unconsolidated real estate joint ventures with varying structures. These investments include the Company's 43.3% non-controlling interest in KIR, the Company's 50% non-controlling interest in the RioCan Venture, the Company's 20% non-controlling interest in KROP, the Company's 15% non-controlling interest in Price Legacy and varying non-controlling interests in other real estate joint ventures. These joint ventures operate either shopping center properties or are established for development projects. Such arrangements are generally with third-party institutional investors, local developers and individuals. The properties owned by the joint ventures are primarily financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders' sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the constituent members of the borrower, except for certain specified exceptions listed in the particular loan documents.

The KIR joint venture was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. The Company believes that these properties are appropriate for financing with greater leverage than the Company traditionally uses. As of December 31, 2004, KIR had interests in 69 properties comprising 14.4 million square feet of GLA. As of December 31, 2004, KIR had individual non-recourse mortgage loans on 68 of these properties. These non-recourse mortgage loans have maturities ranging from 2 to 15 years and rates ranging from 4.36% to 8.52%. As of December 31, 2004, the Company's pro-rata share of non-recourse mortgages relating to the KIR joint venture was approximately $500.0 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The RioCan Venture was established with RioCan Real Estate Investment Trust to acquire properties and development projects in Canada. As of December 31, 2004, the RioCan Venture consisted of 33 shopping center properties and three development projects with approximately 7.7 million square feet of GLA. As of December 31, 2004, the RioCan Venture had individual, non-recourse mortgage loans on 33 of these properties aggregating approximately CAD $683.6 million (USD $569.8 million). These non-recourse mortgage loans have maturities ranging from one year to 29 years and rates ranging from 3.91% to 9.05%. As of December 31, 2004 the Company's pro-rata share of non-recourse mortgage loans relating to the RioCan Venture was approximately CAD $337.8 million (USD $281.6 million). (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") was established to acquire high-growth potential retail properties in the United States. As of December 31, 2004, KROP consisted of 37 shopping center properties with approximately 5.3 million square feet of GLA. As of December 31, 2004, KROP had non-recourse mortgage loans totaling $454.5 million, with fixed rates ranging from 4.25% to 8.64% and variable rates ranging from LIBOR plus 1.8% to LIBOR plus 2.5%. KROP has entered into a series of interest rate cap agreements to mitigate the impact of changes in interest rates on its variable-rate mortgage agreements. Such mortgage debt is collateralized by the individual shopping center property and is payable in monthly installments of principal and interest. At December 31, 2004 the weighted average interest rate for all mortgage debt outstanding was 5.33% per annum. As of December 31, 2004, the Company's pro-rata share of non-recourse mortgage loans relating to the KROP joint venture was approximately $90.9 million. Additionally, the Company and GECRE may provide interim financing. All such financings bear interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and have maturities of less than a year. As of December 31, 2004, KROP had no outstanding short term interim financing due to the Company or GECRE. (See
Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

During December 2004, the Company acquired the Price Legacy Corporation through a newly formed joint venture, PL Retail LLC ("PL Retail"), in which the Company has a non-controlling 15% interest. In connection with this transaction, the joint venture acquired 33 operating properties aggregating approximately 7.6 million square feet of GLA located in ten states. As of December 31, 2004, PL Retail had approximately $850.6 million outstanding in non-recourse mortgage debt, of which approximately $513.4 million had fixed rates ranging from 4.66% to 9.00% and approximately $337.2 had variable rates ranging from 2.54% to 8.00%. The fixed-rate loans have maturities ranging from 4 to 12 years and the variable-rate loans have maturities ranging from 2 to 4 years. Additionally, the Company has provided PL Retail approximately $30.6 million of secured mezzanine financing. This interest only loan bears interest at a fixed rate of 7.5% and matures in December 2006. The Company also provided PL Retail a secured short-term promissory note of approximately $8.2 million. This interest only note bears interest at LIBOR plus 4.5% and matures on June 30, 2005. As of December 31, 2004, the Company's pro-rata share of non-recourse mortgages relating to PL Retail was approximately $127.6 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Company has various other unconsolidated real estate joint ventures with ownership interests ranging from 1% to 50%. As of December 31, 2004, these unconsolidated joint ventures had individual non-recourse mortgage loans aggregating approximately $778.0 million. The Company's pro-rata share of these non-recourse mortgages was approximately $261.1 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

        Other Real Estate Investments

During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. The Company's investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties. As a result of this strategy, Kimsouth has sold 26 properties as of December 31, 2004. As of December 31, 2004, the Kimsouth portfolio was comprised of 12 properties, including the remaining office component of an operating property sold in 2004, totaling 2.1 million square feet of GLA with non-recourse mortgage debt of approximately $77.5 million encumbering the properties. All mortgages payable are collateralized by certain properties and are due in monthly installments. As of December 31, 2004, interest rates ranged from 4.06% to 6.68% and the weighted-average interest rate for all mortgage debt outstanding was 5.71% per annum. As of December 31, 2004, the Company's pro-rata share of non-recourse mortgage loans relating to the Kimsouth portfolio was approximately $34.5 million.

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended). The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals, estimated unguaranteed residual value, unearned and deferred income, and deferred taxes relating to the investment.

As of December 31, 2004, eleven of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $24.2 million. As of December 31, 2004, the remaining 19 properties were encumbered by third-party non-recourse debt of approximately $64.9 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this debt has been offset against the related net rental receivable under the lease.

During 2002, the Company established a preferred equity program, which provides capital to developers and owners of shopping centers. The Company accounts for its investments in preferred equity investments under the equity method of accounting. As of December 31, 2004, the Company's invested capital in its preferred equity investments approximated $157.0 million relating to 62 shopping centers. As of December 31, 2004, these preferred equity investment properties had individual non-recourse mortgage loans aggregating approximately $548.3 million. Due to the Company's preferred position in these investments, the Company's pro-rata share of each investment is subject to fluctuation and is dependent upon property cash flows. The Company's maximum exposure to losses associated with its preferred equity investments is limited to its invested capital.

Effects of Inflation

Many of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses often include increases based upon changes in the consumer price index or similar inflation indices. In addition, many of the Company's leases are for terms of less than 10 years, which permits the Company to seek to increase rents to market rates upon renewal. Most of the Company's leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation. The Company periodically evaluates its exposure to short-term interest rates and foreign currency exchange rates and will, from time to time, enter into interest rate protection agreements and/or foreign currency hedge agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate debt and fluctuations in foreign currency exchange rates.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, effective upon issuance, FIN 46 requires additional disclosures by the primary beneficiary and other significant variable interest holders. The provisions of FIN 46 apply immediately to VIEs created after January 31, 2003. In October 2003, the FASB issued FASB Staff Position 46-6, which deferred the effective date to December 31, 2003 for applying the provisions of FIN 46 for interests held by public companies in all VIEs created prior to February 1, 2003. Additionally, in December 2003, the FASB issued Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) ("FIN 46 (R)"). The provisions of FIN 46(R) are effective as of March 31, 2004 for all non-special purpose entity ("non-SPE") interests held by public companies in all variable interest entities created prior to February 1, 2003. The adoption of FIN 46 (R) did not have a material impact on the Company's financial position or results of operations.

The Company's joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third party financing on their property investments, thus contractually limiting the Company's losses to the amount of its equity investment, and due to the lender's exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. The Company's exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments. (See Notes 7 and 8 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment ("SFAS No. 123(R)"), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is effective for interim periods beginning after June 15, 2005. The impact of adopting this statement is not expected to have a material adverse impact on the Company's financial position or results of operations.

In December 2004, the FASB issued Statement No. 153 Exchange of Non-monetary Assets - an amendment of APB Opinion No. 29 ("SFAS No. 153"). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement is not expected to have a material adverse impact on the Company's financial position or results of operations.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

The Company's primary market risk exposure is interest rate risk. The following table presents the Company's aggregate fixed rate and variable rate debt obligations outstanding as of December 31, 2004, with corresponding weighted-average interest rates sorted by maturity date (in millions).

                          2005         2006        2007        2008        2009          2010+       Total         Fair Value
                          ----         ----        ----        ----        ----          -----       -----         ----------
Secured Debt
Fixed Rate             $   1.2       $  29.1      $    -      $ 61.9      $ 32.8        $181.1      $  306.1       $  328.6
Average
Interest Rate             8.28%         8.27%          -        7.15%       7.75%         7.35%        7.44%

Variable Rate          $  57.3       $  97.8      $ 48.5           -           -             -      $  203.6       $  203.6
Average
Interest Rate             4.42%         4.60%       4.35%          -           -             -         4.49%

Unsecured Debt
Fixed Rate             $ 200.2       $  85.0      $195.0      $100.0      $180.0        $467.0      $1,227.2       $1,282.8
Average
Interest Rate             7.12%         7.30%       7.14%       3.95%       6.98%         5.43%        6.21%

Variable Rate                -       $ 330.0      $ 51.7           -           -             -      $  381.7       $  381.7
Average
Interest Rate                -          2.59%       3.08%          -           -             -         2.66%

As of December 31, 2004, the Company has Canadian investments totaling CAD $277.6 million (approximately USD $231.4 million) comprised of a real estate joint venture investments and marketable securities. In addition, the Company has Mexican real estate investments of MXN 691.8 million (approximately USD $61.7 million). The foreign currency exchange risk has been mitigated through the use of local currency denominated debt, foreign currency forward contracts (the "Forward Contracts") and a cross currency swap (the "CC Swap") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-party to the Forward Contracts and the CC Swap. The Company believes it mitigates its credit risk by entering into the Forward Contracts and the CC Swap with major financial institutions.

The Company has not entered, and does not plan to enter, into any derivative financial instruments for trading or speculative purposes. As of December 31, 2004, the Company had no other material exposure to market risk.

Item 8.  Financial Statements and Supplementary Data

The response to this Item 8 is included as a separate section herein.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.


Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company's management, with the participation of the Company's chief executive officer and chief financial officer, has evaluated the effectiveness of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this report. Based on such evaluation, the Company's chief executive officer and chief financial officer have concluded that, as of the end of such period, the Company's disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act.

Changes in Internal Control over Financial Reporting

There have not been any changes in the Company's internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth fiscal quarter to which this report relates that have materially affected, or are reasonable likely to materially affect, the Company's internal control over financial reporting.

Management's Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control-Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Item 15. Exhibits, Financial Statements and Schedules

(a) 1. Financial Statements                                         Form 10-K
        The following consolidated financial information              Report
        is included as a separate section here                         Page
                                                                      ------

       Report of Independent Registered Public Accounting Firm           25

       Consolidated Financial Statements

          Consolidated Balance Sheets as of December 31, 2004
            and 2003                                                     27

          Consolidated Statements of Income for the years
            ended December 31, 2004, 2003 and 2002                       28

          Consolidated Statements of Comprehensive Income
            for the years ended December 31, 2004, 2003 and 2002         29

          Consolidated Statements of Stockholders' Equity
            for the years ended December 31, 2004, 2003 and 2002         30

          Consolidated Statements of Cash Flows for the years ended
            December 31, 2004, 2003 and 2002                             31

          Notes to Consolidated Financial Statements                     32

    2. Financial Statement Schedules (1)

       Schedule II - Valuation and Qualifying Accounts (1)
       Schedule III - Real Estate and Accumulated Depreciation (1)

       All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule.

    3. Exhibits

       The exhibits listed on the accompanying Index to Exhibits are filed as part of this report. (1)


(1) See 2004 Annual Report on Form 10-K, incorporated by reference in this form 8K

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kimco Realty Corporation:

We have completed an integrated audit of Kimco Realty Corporation's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Kimco Realty Corporation and Subsidiaries (collectively, the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.





New York, New York
March 3, 2005, except as to Note 6,
which is dated as of July 15, 2005

                      KIMCO REALTY CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share information)


                                                                                  December 31,     December 31,
                                                                                      2004             2003
                                                                                  ------------     -------------

Assets:
Real Estate
  Rental property
       Land                                                                        $   651,281       $   664,069
       Building and improvements                                                     3,077,409         3,204,997
                                                                                   -----------       -----------
                                                                                     3,728,690         3,869,066
       Less, accumulated depreciation and amortization                                 634,642           568,988
                                                                                   -----------       -----------
                                                                                     3,094,048         3,300,078
   Real estate under development                                                       362,220           304,286
   Undeveloped land parcels                                                              1,312             1,312
                                                                                   -----------       -----------
       Real estate, net                                                              3,457,580         3,605,676
  Investment and advances in real estate joint ventures                                595,175           487,394
  Other real estate investments                                                        188,536           113,085
  Mortgages and other financing receivables                                            140,717            95,019
  Cash and cash equivalents                                                             38,220            48,288
  Marketable securities                                                                123,771            45,677
  Accounts and notes receivable                                                         52,182            57,080
  Deferred charges and prepaid expenses                                                 72,653            66,095
  Other assets                                                                          80,763           122,778
                                                                                   -----------       -----------
                                                                                   $ 4,749,597       $ 4,641,092
                                                                                   ===========       ===========

Liabilities & Stockholders' Equity:
  Notes payable                                                                    $ 1,608,925       $ 1,686,250
  Mortgages payable                                                                    353,071           375,914
  Construction loans payable                                                           156,626            92,784
  Accounts payable and accrued expenses                                                 97,952            92,239
  Dividends payable                                                                     71,489            65,969
  Other liabilities                                                                    118,243            92,173
                                                                                   -----------       -----------
                                                                                     2,406,306         2,405,329
                                                                                   -----------       -----------
  Minority interests in partnerships                                                   106,891            99,917
                                                                                   -----------       -----------
  Commitments and contingencies

Stockholders' Equity
  Preferred stock, $1.00 par value, authorized 3,600,000 shares
  Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
      Issued and outstanding 700,000 shares                                                700               700
      Aggregate liquidation preference $175,000
  Common stock, $.01 par value, authorized 200,000,000 shares
      Issued and outstanding 112,426,406 and 110,623,967 shares, respectively            1,124             1,106
  Paid-in capital                                                                    2,200,544         2,147,286
  Cumulative distributions in excess of net income                                      (3,749)          (30,112)

                                                                                   -----------       -----------
                                                                                     2,198,619         2,118,980
Accumulated other comprehensive income                                                  37,781            16,866
                                                                                   -----------       -----------
                                                                                     2,236,400         2,135,846
                                                                                   -----------       -----------
                                                                                   $ 4,749,597       $ 4,641,092
                                                                                   ===========       ===========


        The accompanying notes are an integral part of these consolidated financial statements.

                     KIMCO REALTY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  (in thousands, except per share information)


                                                                              Year Ended December 31,
                                                                     -----------------------------------------
                                                                        2004           2003            2002
                                                                        ----           ----            ----
      Revenues from rental properties                                $ 513,926       $ 471,049       $ 424,196
                                                                     ---------       ---------       ---------

      Rental property expenses:
         Rent                                                           11,044          10,843          10,902
         Real estate taxes                                              66,432          59,326          58,238
         Operating and maintenance                                      55,017          52,183          43,229
                                                                     ---------       ---------       ---------
                                                                       132,493         122,352         112,369
                                                                     ---------       ---------       ---------

                                                                       381,433         348,697         311,827

      Income from other real estate investments                         30,127          22,829          16,038
      Mortgage financing income                                         15,032          18,869          19,413
      Management and other fee income                                   25,445          15,315          12,068
      Depreciation and amortization                                   (101,066)        (84,132)        (69,067)
                                                                     ---------       ---------       ---------
                                                                       350,971         321,578         290,279
                                                                     ---------       ---------       ---------



Interest, dividends and other investment income                         18,756          19,182          18,565
Other income/(expense), net                                             10,414          (3,886)          2,564

Interest expense                                                      (107,311)       (102,492)        (85,323)
General and administrative expenses                                    (44,477)        (38,423)        (31,474)
Gain on early extinguishment of debt                                      --             2,921          19,033
Adjustment of property carrying values                                  (2,965)           --           (11,000)
                                                                     ---------       ---------       ---------

                                                                       225,388         198,880         202,644

Provision for income taxes                                              (3,919)         (1,516)         (6,552)

Equity in income of real estate joint ventures, net                     56,385          42,276          37,693
Minority interests in income of partnerships, net                       (9,660)         (7,781)         (2,310)
Gain on sale of development properties
         net of tax of $4,401, $6,998 and $6,352, respectively          12,434          10,497           9,528
                                                                     ---------       ---------       ---------

          INCOME FROM CONTINUING OPERATIONS                            280,628         242,356         241,003
                                                                     ---------       ---------       ---------

DISCONTINUED OPERATIONS:
      Income from discontinued operating properties                      5,750          11,945          10,695
      Gain on early extinguishment of debt                                --             6,760           3,222
      Loss on operating properties held for sale/sold                   (5,064)         (4,016)        (22,030)
      Gain on disposition of operating properties                       15,823          47,657          12,778
                                                                     ---------       ---------       ---------
          INCOME FROM DISCONTINUED OPERATIONS                           16,509          62,346           4,665
                                                                     ---------       ---------       ---------

Gain on sale of operating properties                                      --             3,177            --
                                                                     ---------       ---------       ---------

           NET INCOME                                                  297,137         307,879         245,668

      Original issuance costs associated with the redemption
         of preferred stock                                               --            (7,788)           --
      Preferred stock dividends                                        (11,638)        (14,669)        (18,437)
                                                                     ---------       ---------       ---------

          NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                $ 285,499       $ 285,422       $ 227,231
                                                                     ---------       ---------       ---------

Per common share:
      Income from continuing operations:
           -Basic
           -Diluted                                                  $    2.41       $    2.08       $    2.13
                                                                     =========       =========       =========
      Net income :                                                   $    2.37       $    2.05       $    2.11
                                                                     =========       =========       =========
           -Basic
           -Diluted                                                  $    2.56       $    2.67       $    2.18
                                                                     =========       =========       =========
                                                                     $    2.51       $    2.62       $    2.16
                                                                     =========       =========       =========


        The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              For the Years Ended December 31, 2004, 2003 and 2002
                                 (in thousands)


                                                                                           YEAR ENDED DECEMBER 31,
                                                                                     2004             2003            2002
                                                                                   ---------       ---------       ---------
Net income                                                                         $ 297,137       $ 307,879       $ 245,668
                                                                                   ---------       ---------       ---------
Other comprehensive income:
     Change in unrealized gain on marketable securities                               28,594           3,798          (4,456)
     Change in unrealized gain on interest rate swaps                                     --             620           3,264
     Change in unrealized gain/(loss) on warrants                                     (8,252)          4,319           1,524
     Change in unrealized gain/(loss) on foreign currency hedge agreements           (15,102)        (15,465)            195
     Change in foreign currency translation adjustment                                15,675          16,193            (436)

                                                                                   ---------       ---------       ---------
         Other comprehensive income                                                   20,915           9,465              91
                                                                                   ---------       ---------       ---------


Comprehensive income                                                               $ 318,052       $ 317,344       $ 245,759
                                                                                   =========       =========       =========




        The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                                     Preferred Stock          Common Stock
                                                                    ------------------      -----------------        Paid-in
                                                                    Issued      Amount      Issued     Amount        Capital
                                                                    ------------------      -------------------------------------
Balance, January 1, 2002                                                992      $ 992      103,353    $ 1,034    $ 1,976,442

    Net income
    Dividends ($2.10 per common share; $1.9375, $2.125 and
    $2.0938 per Class A, Class B and Class C Depositary
        Share, respectively)
    Issuance of common stock                                                                     80          1          2,523
    Exercise of common stock options                                                            308          3          5,771
    Conversion of Class D Preferred Stock to common stock               (92)       (92)         861          8             84
    Other comprehensive income

                                                                       ----      -----    ---------   --------    -----------
Balance, December 31, 2002                                              900        900      104,602      1,046      1,984,820

    Net income
    Dividends ($2.19 per common share; $1.0979, $1.3399,
    $1.3610 and $1.016 per Class A, Class B, Class C and
        Class F Depositary Share, respectively)
    Issuance of common stock                                                                  4,944         49        192,703
    Exercise of common stock options                                                          1,078         11         25,777
    Redemption of Class A, B and C Preferred Stock                     (900)      (900)                              (224,100)
    Issuance of Class F Preferred Stock                                 700        700                                168,086
    Other comprehensive income

                                                                       ----      -----    ---------   --------    -----------
Balance, December 31, 2003                                              700        700      110,624      1,106      2,147,286

    Net income
    Dividends ($2.32 per common share and $1.6625 per Class F
        Depositary Share, respectively)
    Issuance of common stock                                                                    113          1          5,420
    Exercise of common stock options                                                          1,690         17         46,040
    Amortization of stock option awards                                                                                 1,798
    Other comprehensive income

                                                                       ----      -----    ---------   --------    -----------
Balance, December 31, 2004                                              700      $ 700      112,427    $ 1,124    $ 2,200,544
                                                                       ====      =====    =========   ========    ===========


                                                                           Cumulative
                                                                          Distributions         Accumulated              Total
                                                                             in Excess     Other Comprehensive       Stockholders'
                                                                          of Net Income           Income                Equity
                                                                   ----------------------------------------------------------------
Balance, January 1, 2002                                                    $ (93,131)             $ 7,310            $ 1,892,647

    Net income                                                                245,668                                     245,668
    Dividends ($2.10 per common share; $1.9375, $2.125 and
    $2.0938 per Class A, Class B and Class C Depositary
        Share, respectively)                                                 (237,904)                                   (237,904)
    Issuance of common stock                                                                                                2,524
    Exercise of common stock options                                                                                        5,774
    Conversion of Class D Preferred Stock to common stock                                                                       -
    Other comprehensive income                                                                          91                     91

                                                                             ---------            --------            -----------
Balance, December 31, 2002                                                    (85,367)               7,401              1,908,800

    Net income                                                                307,879                                     307,879
    Dividends ($2.19 per common share; $1.0979, $1.3399,
    $1.3610 and $1.016 per Class A, Class B, Class C and
        Class F Depositary Share, respectively)                              (252,624)                                   (252,624)
    Issuance of common stock                                                                                              192,752
    Exercise of common stock options                                                                                       25,788
    Redemption of Class A, B and C Preferred Stock                                                                       (225,000)
    Issuance of Class F Preferred Stock                                                                                   168,786
    Other comprehensive income                                                                       9,465                  9,465

                                                                             ---------            --------            -----------
Balance, December 31, 2003                                                    (30,112)              16,866              2,135,846

    Net income                                                                297,137                                     297,137
    Dividends ($2.32 per common share and $1.6625 per Class F
        Depositary Share, respectively)                                      (270,774)                                   (270,774)
    Issuance of common stock                                                                                                5,421
    Exercise of common stock options                                                                                       46,057
    Amortization of stock option awards                                                                                     1,798
    Other comprehensive income                                                                      20,915                 20,915

                                                                             ---------            --------            -----------
Balance, December 31, 2004                                                   $ (3,749)            $ 37,781            $ 2,236,400
                                                                             =========            ========            ===========


        The accompanying notes are an integral part of these consolidated financial statements.

                  KIMCO REALTY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                               Year Ended December 31,
                                                                                    ---------------------------------------------
                                                                                       2004              2003              2002
                                                                                    ---------         ---------         ---------
Cash flow from operating activities:
  Net income                                                                        $ 297,137         $ 307,879         $ 245,668
  Adjustments to reconcile net income to net cash provided
           by operating activities:
    Depreciation and amortization                                                     102,872            89,068            76,674
    Adjustment of property carrying values                                              2,965                 -            33,031
    Loss on operating properties held for sale/sold                                     5,064             4,016                 -
    Gain on sale of development properties                                            (16,835)          (17,495)          (15,879)
    Gain on sale of operating properties                                              (15,823)          (50,834)          (12,778)
    Gain on early extinguishment of debt                                                    -            (9,681)          (22,255)
    Minority interests in income of partnerships, net                                   9,660             7,781             2,430
    Equity in income of  real estate joint ventures, net                              (56,385)          (42,276)          (37,693)
    Income from other real estate investments                                         (23,571)          (19,976)          (13,222)
    Distributions of unconsolidated investments                                        94,994            67,712            40,275
    Change in accounts and notes receivable                                            (1,742)             (596)           (6,938)
    Change in accounts payable and accrued expenses                                     2,850            (2,545)           12,612
    Change in other operating assets and liabilities                                  (36,010)          (24,421)          (22,994)
                                                                                    ---------         ---------         ---------
          Net cash flow provided by operating activities                              365,176           308,632           278,931
                                                                                    ---------         ---------         ---------

Cash flow from investing activities:
    Acquisition of and improvements to operating real estate                         (351,369)         (917,403)         (244,750)
    Acquisition of and improvements to real estate under development                 (204,631)         (187,877)         (113,450)
    Investment in marketable securities                                               (70,864)          (23,680)          (39,183)
    Proceeds from sale of marketable securities                                        22,278            62,744            49,396
    Proceeds from transferred operating properties                                    342,496                 -                 -
    Investments and advances to real estate joint ventures                           (203,569)         (152,997)         (157,427)
    Reimbursements of advances to real estate joint ventures                           80,689            93,729            16,665
    Other real estate investments                                                    (113,663)          (52,818)          (69,288)
    Reimbursements of advances to other real estate investments                        34,045            13,264             1,179
    Redemption of minority interests in real estate partnerships                       (3,781)           (4,729)                -
    Investment in mortgage loans receivable                                          (136,637)          (64,652)         (123,242)
    Collection of mortgage loans receivable                                           103,819            41,529            89,053
    Investment in unsecured claims                                                     (1,551)                -                 -
    Proceeds from sale of mortgage loan receivable                                          -            36,723                 -
    Proceeds from sale of operating properties                                         43,077           423,237            84,139
    Proceeds from sale of development properties                                      156,283            90,565           108,209
    Other real estate investments                                                           -                 -             2,044
                                                                                    ---------         ---------         ---------
           Net cash flow used for investing activities                               (303,378)         (642,365)         (396,655)
                                                                                    ---------         ---------         ---------

Cash flow from financing activities:
    Principal payments on debt, excluding
       normal amortization of rental property debt                                    (54,322)          (18,326)          (30,689)
    Principal payments on rental property debt                                         (7,848)           (5,813)           (5,931)
    Principal payments on construction loan financings                                (66,950)          (40,644)             (801)
    Proceeds from mortgage/construction loan financings                               348,386           110,816            67,773
    Borrowings under revolving credit facilities                                      336,675           195,000           269,000
    Repayment of borrowings under revolving credit facilities                        (100,000)         (190,000)         (229,000)
    Proceeds from senior term loan                                                          -           400,000                 -
    Proceeds from issuance of unsecured senior notes                                  200,000           250,000           337,000
    Repayment of unsecured senior notes/term loan                                    (514,000)         (271,000)         (110,000)
    Payment of unsecured obligation                                                         -                 -           (11,300)
    Dividends paid                                                                   (265,254)         (246,301)         (235,602)
    Proceeds from issuance of stock                                                    51,447           387,327             9,389
    Redemption of preferred stock                                                           -          (225,000)                -
                                                                                    ---------         ---------         ---------
            Net cash flow (used for) provided by financing activities                 (71,866)          346,059            59,839
                                                                                    ---------         ---------         ---------

        Change in cash and cash equivalents                                           (10,068)           12,326           (57,885)

Cash and cash equivalents, beginning of year                                           48,288            35,962            93,847
                                                                                    ---------         ---------         ---------
Cash and cash equivalents, end of year                                              $  38,220         $  48,288         $  35,962
                                                                                    =========         =========         =========

Interest paid during the year (net of capitalized interest
    of $8,732, $8,887 and $9,089, respectively)                                     $ 108,117         $  97,215         $  83,977
                                                                                    =========         =========         =========

Income taxes paid during the period                                                 $  10,694         $  15,901         $  12,035
                                                                                    =========         =========         =========


        The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

         Business

         Kimco Realty Corporation (the "Company" or "Kimco"), its subsidiaries, affiliates and related real estate joint ventures are engaged principally in the operation of neighborhood and community shopping centers which are anchored generally by discount department stores, supermarkets or drugstores. The Company also provides property management services for shopping centers owned by affiliated entities, various real estate joint ventures and unaffiliated third parties.

         Additionally, in connection with the Tax Relief Extension Act of 1999
             (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Internal Revenue Code, as amended (the "Code"), subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions.

         The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2004, the Company's single largest neighborhood and community shopping center accounted for only 1.2% of the Company's annualized base rental revenues and only 0.9% of the Company's total shopping center gross leasable area ("GLA"). At December 31, 2004, the Company's five largest tenants were The Home Depot, TJX Companies, Kohl's, Kmart Corporation, and Wal-Mart, which represented approximately 3.6%, 3.1%, 2.6%, 2.6% and 1.8%, respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

         The principal business of the Company and its consolidated subsidiaries is the ownership, development, management and operation of retail shopping centers, including complementary services that capitalize on the Company's established retail real estate expertise. The Company does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with accounting principles generally accepted in the United States of America.

         Principles of Consolidation and Estimates

         The accompanying Consolidated Financial Statements include the accounts of the Company, its subsidiaries, all of which are wholly-owned, and all entities in which the Company has a controlling interest or has been determined to be a primary beneficiary of a variable interest entity in accordance with the provisions and guidance of Interpretation No. 46(R), Consolidation of Variable Interest Entities. All intercompany balances and transactions have been eliminated in consolidation.

         Accounting principles generally accepted in the United States of America ("GAAP") require the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition and the collectability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Real Estate

         Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or a change in circumstances that indicates that the basis of a property (including any related amortizable intangible assets or liabilities) may not be recoverable, then management will assess any impairment in value by making a comparison of (i) the current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life and (ii) the net carrying amount of the property. If the current and projected operating cash flows (undiscounted and without interest charges) are less than the carrying value of the property, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

         When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

         Upon acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities.

         The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The fair value of the tangible assets of an acquired property considers the value of the property "as-if-vacant". The fair value reflects the depreciated replacement cost of the permanent assets, with no trade fixtures included.

         In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the leases and management's estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental income over the estimated remaining term of the respective leases.

         In determining the value of in-place leases, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses and estimates of lost rental revenue during the expected lease-up periods and costs to execute similar leases including leasing commissions, legal and other related costs based on current market demand. In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects, and tenant credit quality, among other factors. The value assigned to in-place leases and tenant relationships is amortized over the estimated remaining term of the leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease would be written off.

         Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

            Buildings                                                  15 to 50 years
            Fixtures, building and leasehold improvements              Terms of leases or useful
             (including certain identified intangible assets)          lives, whichever is shorter


         Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Real Estate Under Development

         Real estate under development represents the ground-up development inventory of neighborhood and community shopping center projects which are subsequently sold upon completion. These properties are carried at cost and no depreciation is recorded on these assets. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management's opinion, the net sales price of these assets is less than the net carrying value, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

        Investments in Unconsolidated Joint Ventures

         The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not control, these entities. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions.

         The Company's joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third party financing on their property investments, thus contractually limiting the Company's losses to the amount of its equity investment; and due to the lender's exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. The Company's exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments.

         On a periodic basis, management assesses whether there are any indicators that the value of the Company's investments in unconsolidated joint ventures may be impaired. An investment's value is impaired only if management's estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

         Marketable Securities

         The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of Accumulated other comprehensive income ("OCI"). Gains or losses on securities sold are based on the specific identification method.

         All debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

         Deferred Leasing and Financing Costs

         Costs incurred in obtaining tenant leases and long-term financing, included in deferred charges and prepaid expenses in the accompanying Consolidated Balance Sheets, are amortized over the terms of the related leases or debt agreements, as applicable.

         Revenue Recognition and Accounts Receivable

         Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable.

         Income Taxes

         The Company and its subsidiaries file a consolidated federal income tax return. The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Code.

         In connection with the RMA, which became effective January 1, 2001, the Company is now permitted to participate in certain activities which it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

         Income taxes are accounted for under the asset and liability method.
             Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

         Foreign Currency Translation and Transactions

         Assets and liabilities of our foreign operations are translated using year-end exchange rates, and revenues and the Company's expenses are translated using exchange rates as determined throughout the year. Gains or losses resulting from translation are included in OCI, as a separate component of the Company's stockholders' equity. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. The effect of the transaction's gain or loss is included in the caption Other income/(expense), net in the Consolidated Statements of Income.

         Derivative/Financial Instruments

         Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), as amended by SFAS No. 149 in April 2003 to clarify accounting and reporting for derivative instruments. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. This accounting standard requires the Company to measure derivative instruments at fair value and to record them in the Consolidated Balance Sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In addition, the fair value adjustments will be recorded in either stockholders' equity or earnings in the current period based on the designation of the derivative. The effective portions of changes in fair value of cash flow hedges are reported in OCI and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of foreign currency hedges that are designated and effective as net investment hedges are included in the cumulative translation component of OCI in accordance with SFAS No. 52, Foreign Currency Translation, to the extent they are economically effective and are subsequently reclassified to earnings when the hedged investments are sold or otherwise disposed of. The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and market fluctuation on equity securities. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not entered, and does not plan to enter, into financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross-currency swaps and warrant contracts. In accordance with the provisions of SFAS No. 133, these derivative instruments were designated and qualified as cash flow, fair value or foreign currency hedges (see Note 16).

         Earnings Per Share

         The following table sets forth the reconciliation of earnings and the weighted average number of shares used in the calculation of basic and diluted earnings per share (amounts presented in thousands, except per share data):

                                                                                   2004                2003               2002
                                                                                ---------           ---------           ---------
Computation of Basic Earnings Per Share:
Income from continuing operations                                               $ 280,628           $ 242,356           $ 241,003
Gain on sale of operating properties                                                    -               3,177                   -
Original issuance costs associated with the redemption of
preferred stock                                                                         -              (7,788)                  -
Preferred stock dividends                                                         (11,638)            (14,669)            (18,437)
                                                                                ---------           ---------           ---------

Income from continuing operations
applicable to common shares                                                       268,990             223,076             222,566
Income from discontinued operations                                                16,509              62,346               4,665
                                                                                ---------           ---------           ---------
Net income applicable to common shares                                          $ 285,499           $ 285,422           $ 227,231
                                                                                =========           =========           =========
Weighted average common shares outstanding                                        111,430             107,092             104,458
                                                                                =========           =========           =========
Basic Earnings Per Share:
      Income from continuing operations                                         $    2.41           $    2.08           $    2.13
      Income from discontinued operations                                            0.15                0.59                0.05
                                                                                ---------           ---------           ---------
      Net income                                                                $    2.56           $    2.67           $    2.18
                                                                                =========           =========           =========
Computation of Diluted Earnings Per Share:

Income from continuing operations applicable to common
shares (a)                                                                      $ 268,990           $ 223,076           $ 222,556
Income from discontinued operations                                                16,509              62,346               4,665
                                                                                ---------           ---------           ---------

Net income for diluted earnings per share                                       $ 285,499           $ 285,422           $ 227,231
                                                                                =========           =========           =========
Weighted average common shares outstanding - Basic                                111,430             107,092             104,458
Effect of dilutive securities (a):
Stock options/deferred stock awards                                                 2,142               1,678               1,003
                                                                                ---------           ---------           ---------
Shares for diluted earnings per share                                             113,572             108,770             105,461
                                                                                =========           =========           =========
Diluted Earnings Per Share:
      Income from continuing operations                                         $    2.37           $    2.05           $    2.11
      Income from discontinued operations                                            0.14                0.57                0.04
                                                                                ---------           ---------           ---------
      Net income                                                                $    2.51           $    2.62           $    2.15
                                                                                =========           =========           =========

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         (a) The effect of the assumed conversion of downREIT units had an anti-dilutive effect upon the calculation of Income from continuing operations per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

         The Company maintains a stock option plan (the "Plan"), for which prior to January 1, 2003, the Company accounted for under the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No.
             25). Effective January 1, 2003, the Company adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an Amendment of FASB Statement No. 123 ("SFAS No. 148"), which will apply the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") to all employee awards granted, modified or settled after January 1, 2003. Awards under the Company's Plan generally vest ratably over a three-year term and expire ten years from the date of grant. Therefore, the cost related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding stock awards in each period (amounts presented in thousands, expect per share data):


                                                                                          Year Ended December 31,
                                                                          -------------------------------------------------------
                                                                             2004                   2003                  2002
                                                                          ---------              ---------              ---------
Net income, as reported                                                   $ 297,137              $ 307,879              $ 245,668
Add: Stock based employee compensation
     expense included in reported net
     income                                                                   1,650                    148                      -
Deduct: Total stock based employee
           compensation expense determined
           under fair value based method
           for all awards                                                    (3,316)                (3,095)                (3,153)
                                                                          ---------              ---------              ---------
Pro Forma Net Income - Basic                                              $ 295,471              $ 304,932              $ 242,515
                                                                          =========              =========              =========
Earnings Per Share
         Basic - as reported                                              $    2.56              $    2.67              $    2.18
                                                                          =========              =========              =========
         Basic - pro forma                                                $    2.55              $    2.64              $    2.15
                                                                          =========              =========              =========
Net income for diluted earnings per share                                 $ 285,499              $ 285,422              $ 227,231
Add: Stock based employee compensation
     expense included in reported net
     income                                                                   1,650                    148                      -
Deduct: Total stock based employee
           compensation expense determined
           under fair value based method
           for all awards                                                    (3,316)                (3,095)                (3,153)
                                                                          ---------              ---------              ---------
Pro Forma Net Income - Diluted                                            $ 283,833              $ 282,475              $ 224,078
                                                                          =========              =========              =========
Earnings Per Share
         Diluted - as reported                                            $    2.51              $    2.62              $    2.15
                                                                          =========              =========              =========
         Diluted - pro forma                                              $    2.50              $    2.60              $    2.12
                                                                          =========              =========              =========

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         These pro forma adjustments to net income and net income per diluted common share assume fair values of each option grant estimated using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during 2004, 2003 and 2002 include: (i) weighted average risk-free interest rates of 3.30%, 2.84% and 3.06%, respectively; (ii) weighted average expected option lives of
             3.72 years, 3.8 years and 4.1 years, respectively; (iii) weighted average expected volatility of 16.69%, 15.26% and 16.12%, respectively, and (iv) weighted average expected dividend yield of 5.59%, 6.25% and 6.87%, respectively. The per share weighted average fair value at the dates of grant for options awarded during 2004, 2003 and 2002 was $4.27, $2.35 and $1.50, respectively.

         New Accounting Pronouncements

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, effective upon issuance, FIN 46 requires additional disclosures by the primary beneficiary and other significant variable interest holders. The provisions of FIN 46 apply immediately to VIEs created after January 31, 2003. In October 2003, the FASB issued FASB Staff Position 46-6, which deferred the effective date to December 31, 2003 for applying the provisions of FIN 46 for interests held by public companies in all VIEs created prior to February 1, 2003. Additionally, in December 2003, the FASB issued Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) ("FIN 46(R)"). The provisions of FIN 46(R) are effective as of March 31, 2004 for all non-special purpose entity ("non-SPE") interests held by public companies in all variable interest entities created prior to February 1, 2003. The adoption of FIN 46(R) did not have a material impact on the Company's financial position or results of operations.

         In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment ("SFAS No. 123(R)"), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is effective for interim periods beginning after June 15, 2005. The impact of adopting this statement is not expected to have a material adverse impact on the Company's financial position or results of operations.

         In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets - an amendment of APB Opinion No. 29 ("SFAS No. 153"). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement is not expected to have a material adverse impact on the Company's financial position or results of operations.

         Reclassifications

         Certain reclassifications of prior years' amounts have been made to conform with the current year presentation.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.  Real Estate:

         The Company's components of Rental property consist of the following (in thousands):


                                                                   December 31,
                                                           -----------------------------
                                                               2004             2003
                                                           -----------       -----------
           Land                                            $   651,281       $   664,069
           Buildings and improvements
                   Buildings                                 2,660,262         2,743,111
                   Building improvements                       106,061            51,042
                   Tenant improvements                         263,322           338,205
                   Fixtures & leasehold improvements            15,697            14,627
                   Other rental property, net (1)               32,067            58,012
                                                           -----------       -----------
                                                             3,728,690         3,869,066
           Accumulated depreciation and amortization          (634,642)         (568,988)
                                                           ------------      ------------

                   Total                                   $ 3,094,048       $ 3,300,078
                                                           ===========       ===========


         (1) At December 31, 2004 and 2003, Other rental property, net consisted of intangible assets including $14,232 and $32,207, respectively, of in-place leases, $10,188 and $12,913, respectively, of tenant relationships and $7,647 and $12,892, respectively, of above-market leases. In addition, at December 31, 2004 and 2003, the Company had intangible liabilities relating to below-market leases from property acquisitions of approximately $50.0 million and $38.1 million, respectively. These amounts are included in the caption Other liabilities in the Company's Consolidated Balance Sheets.

3. Property Acquisitions, Developments and Other Investments:

         Operating Properties

         Acquisition of Existing Shopping Centers -

         During the years 2004, 2003 and 2002, the Company acquired operating properties, in separate transactions, at aggregate costs of approximately $440.5 million, $293.9 million and $258.7 million, respectively.

         Ground-Up Development -

         During July 2004, the Company acquired land in Huehuetoca, Mexico, through a joint venture in which the Company has a 95% controlling interest, for a purchase price of approximately $6.9 million. The property will be developed as a grocery-anchored retail center with a projected total cost of approximately $15.3 million.

         During August 2004, the Company acquired land located in San Luis
             Potosi, Mexico, through a joint venture in which the Company currently has a 64.4% controlling interest for a purchase price of approximately $5.8 million. The property was developed into a retail center by the grocery tenant anchoring the project. During December 2004, the Company acquired the completed building improvements from the tenant for a purchase price of approximately
             77.2 million pesos ("MXN") (approximately USD $6.9 million).

         During December 2004, the Company acquired land located in Reynosa, Mexico for a purchase price of approximately $13.8 million. The property will be developed as a grocery anchored retail center with a projected total cost of approximately $22.0 million.

         Other -

         During June 2004, the Company acquired an operating property through the acquisition of a 50% partnership interest in a joint venture in which the Company held a 50% interest. The property, acquired for approximately $12.5 million, is located in Tempe, AZ and is comprised of 0.2 million square feet of GLA.

         During December 2004, the Company acquired a shopping center property through the acquisition of a 50% partnership interest in a joint venture in which the Company held a 50% interest. The property, acquired for approximately $4.5 million, is located in Tampa, FL and is comprised of 0.1 million square feet of GLA.

         Additionally during December 2004, the Company acquired interests in two parking facilities and a medical office building located in Allegheny, PA that are subject to a ground lease, for a purchase price of approximately $29.8 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Additionally during 2004, the Company acquired seven self-storage facilities located in various states through a joint venture in which the Company currently holds a 100% economic interest, for an aggregate purchase price of approximately $28.5 million. The Company has cross-collateralized these properties with approximately $20.9 million of non-recourse floating rate mortgage debt which matures in April 2006 and has an interest rate of LIBOR plus 2.75% (5.17% at December 31, 2004). Based upon the provisions of FIN 46(R), the Company has determined that this entity is a VIE. The Company has further determined that the Company is the primary beneficiary of this VIE and has therefore consolidated this entity for financial reporting purposes. The Company's exposure to losses associated with this entity is limited to the Company's capital investment, which was approximately $7.5 million at December 31, 2004.

         These operating property acquisitions, development costs and other investments have been funded principally through the application of proceeds from the Company's public unsecured debt issuances, equity issuances and proceeds from mortgage financings.

         Merchant Building Inventory -

         Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly-owned development subsidiary, Kimco Developers, Inc. ("KDI"). KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion.

         During the years 2004, 2003 and 2002, KDI expended approximately $205.2 million, $208.9 million and $148.6 million, respectively, in connection with the purchase of land and construction costs related to its ground-up development projects.

         These merchant building acquisition and development costs have been funded principally through proceeds from sales of completed projects and construction financings.

         Mid-Atlantic Realty Trust Merger:

         During June 2003, the Company and Mid-Atlantic Realty Trust
             ("Mid-Atlantic") entered into a definitive merger agreement whereby Mid-Atlantic would merge with and into a wholly-owned subsidiary of the Company (the "Merger" or "Mid-Atlantic Merger"). The Merger required the approval of holders of 66?% of Mid-Atlantic's outstanding shares. Subject to certain conditions, limited partners in Mid-Atlantic's operating partnership were offered the same cash consideration for each outstanding unit and offered the opportunity (in lieu of cash) to exchange their interests for preferred units in the operating partnership upon the closing of the transaction.

         The shareholders of Mid-Atlantic approved the Merger on September 30, 2003, and the closing occurred on October 1, 2003. Mid-Atlantic shareholders received cash consideration of $21.051 per share. In addition, more than 99.0% of the limited partners in Mid-Atlantic's operating partnership elected to have their partnership units redeemed for cash consideration equal to $21.051 per unit.

         The transaction had a total value of approximately $700.0 million, including the assumption of approximately $216.0 million of debt. The Company funded the transaction with available cash, a new $400.0 million bridge facility and funds from its existing revolving credit facility.

         In connection with the Merger, the Company acquired interests in 41 operating shopping centers, one regional mall, two shopping centers under development and eight other commercial assets. The properties had a GLA of approximately 5.7 million square feet, of which approximately 95.0% of the stabilized square footage is currently leased. The Company also acquired approximately 80.0 acres of undeveloped land. The properties are located primarily in Maryland, Virginia, New York, Pennsylvania, Massachusetts and Delaware. The Company has transferred many of the properties to its strategic co-investment programs. For financial reporting purposes, the Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations ("SFAS No. 141").

         During December 2003, the Company disposed of the one regional mall and the adjacent annex acquired in the Merger located in Bel Air, MD for a sales price of approximately $71.0 million, which approximated its net book value.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


4. Dispositions of Real Estate:

         Operating Real Estate -

         During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP, as defined below, for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties, comprising approximately 3.2 million square feet of GLA, to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. A significant portion of the properties transferred were acquired in the Mid-Atlantic Merger. (See Note 6.)

         During 2003, the Company disposed of, in separate transactions, (i) 10 operating properties, for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million, including the Bel Air, MD property referred to above, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP, as defined below, for a price of approximately $144.2 million, (v) transferred an operating property to a newly formed joint venture in which the Company holds a 10% non-controlling interest for a price of approximately $21.9 million and (vi) terminated four leasehold positions in locations where a tenant in bankruptcy had rejected its lease. (See Note 6.)

         Merchant Building Inventory -

         During 2004, KDI sold, in separate transactions, five of its recently completed projects, three completed phases of projects and 29 out-parcels for approximately $170.2 million. These sales resulted in pre-tax gains of approximately $16.8 million.

         During 2003, KDI sold four of its recently completed project and 26 out-parcels, in separate transactions, for approximately $134.6 million, which resulted in pre-tax gains of approximately $17.5 million.

         During 2002, KDI sold four of its recently completed projects and eight out-parcels for approximately $128.7 million, including the assignment of approximately $17.7 million in mortgage debt encumbering one of the properties. These sales resulted in pre-tax gains of approximately $15.9 million.

5. Adjustment of Property Carry Values:

         As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in December 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a book value of approximately $3.8 million, net of accumulated depreciation of approximately $2.6 million, may not be fully recoverable. Based upon management's assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period of this investment. As a result, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million to reflect the property's estimated fair value. The Company's determination of estimated fair value is based upon third-party purchase offers less estimated closing costs.

         The Company determined in 2002 that its investment in four operating properties comprised of an aggregate 0.4 million square feet of GLA, with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and lack of demand for the properties, the Company reduced its anticipated holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the potential future operating cash flows of the properties and the effects of current market conditions, the Company determined that its investment in these assets was not fully recoverable and recorded an adjustment of property carrying values aggregating approximately $12.5 million in 2002, of which approximately $1.5 million is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


6. Discontinued Operations and Assets Held for Sale:

         In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") the Company reports as discontinued operations assets held-for-sale (as defined by SFAS No. 144) as of the end of the current period and assets sold subsequent to the adoption of SFAS No. 144. All results of these discontinued operations, are included in a separate component of income on the Consolidated Statements of Income under the caption Discontinued operations. This change has resulted in certain reclassifications of 2004, 2003 and 2002 financial statement amounts.

         The components of Income from discontinued operations for each of the three years in the period ended December 31, 2004 are shown below. These include the results of operations for properties sold during the three months ended March 31, 2005, through the date of each respective sale for properties sold during 2004, 2003 and 2002 and a full year of operations for those assets classified as held for sale as of March 31, 2005 and December 31, 2004 (in thousands):


                                                                      2004           2003           2002
                                                                    --------       --------       --------
           Discontinued Operations:
           Revenues from rental property                            $10,645        $ 25,560       $ 35,908
           Rental property expenses                                  (3,082)         (8,425)       (14,683)
                                                                    --------       --------       --------
           Income from property operations                            7,563          17,135         21,225

           Depreciation of rental property                           (1,805)         (4,935)       (7,607)
           Interest expense                                            (707)             (6)       (2,360)
           Other income/(expense)                                       699            (249)         (563)
                                                                    --------       --------       --------


           Income from discontinued operating properties              5,750          11,945         10,695

           Gain on early extinguishment of debt                           -           6,760          3,222
           Loss on operating properties held for sale/sold           (5,064)         (4,016)       (22,030)

           Gain on disposition of operating properties               15,823          47,657         12,778
                                                                    --------       --------       --------

           Income from discontinued operations                      $16,509        $ 62,346       $  4,665
                                                                    ========       ========       ========


         During December 2004, the Company reclassified as held-for-sale a shopping center property located in Melbourne, FL, comprising approximately 0.1 million square feet of GLA. The operations associated with this property for the current and comparative years, have been included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

         During March 2004, the Company reclassified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet of GLA. The book value of these properties, aggregating approximately $8.7 million, net of accumulated depreciation of approximately $4.2 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $4.5 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company has recorded a loss resulting from an adjustment of property carrying values of $4.2 million. During March 2004, the Company completed the sale of one of these properties, comprising approximately 0.1 million square feet of GLA, for a sales price of approximately $1.1 million. During June 2004, the Company completed the sale of the other property, comprising approximately 0.2 million square feet of GLA, for a sales price of approximately $3.9 million. Additionally, during the three months ended March 31, 2005, the Company reclassified as held-for-sale three shopping center properties comprising approximately 0.4 million square feet of GLA. The book value of each of these properties, aggregating approximately $17.1 million, net of accumulated depreciation of approximately $8.4 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company's determination of the fair value for each of these properties, aggregating approximately $22.1 million, is based upon executed contracts of sale with third parties less estimated selling costs. The current and prior years comparative operations of properties classified as held-for-sale as of March 31, 2005 and December 31, 2004, along with the adjustment of property carrying values during 2004, is included in the caption Income from discontinued operations on the Company's Consolidated Statement of Income.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During December 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as held-for-sale. The book value of these properties, aggregating approximately $19.4 million, net of accumulated depreciation of approximately $2.1 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $15.4 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded a loss resulting from an adjustment of property carrying values of approximately $4.0 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

         During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

         During November 2002, the Company disposed of an operating property located in Chicago, IL. Net proceeds from this sale of approximately $8.0 million were accepted by a lender in full satisfaction of an outstanding mortgage loan of approximately $11.5 million. As a result of this transaction, the Company recognized a gain of early extinguishment of debt of approximately $3.2 million.

         During 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "held for sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeding their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million.

7. Investment and Advances in Real Estate Joint Ventures:

         Kimco Income REIT ("KIR") -

         During 1998, the Company formed KIR, an entity that was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. These properties include, but are not limited to, fully developed properties with strong, stable cash flows from credit-worthy retailers with long-term leases. The Company originally held a 99.99% limited partnership interest in KIR. Subsequent to KIR's formation, the Company sold a significant portion of its original interest to an institutional investor and admitted three other limited partners. KIR had received total capital commitments of $569.0 million, of which the Company subscribed for $247.0 million and the four limited partners subscribed for $322.0 million. During 2004, the KIR partners elected to cancel the remaining unfunded capital commitments of $99.0 million, including $42.9 million from the Company. As of December 31, 2004, the Company had a 43.3% non-controlling limited partnership interest in KIR.

         In addition, KIR entered into a master management agreement with the Company, whereby the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. For the years ended December 31, 2004, 2003 and 2002, the Company (i) earned management fees of approximately $2.9 million, $2.9 million and $2.5 million, respectively, (ii) received reimbursement of administrative fees of approximately $0.4 million, $0.4 million and $1.0 million, respectively, and (iii) earned leasing commissions of approximately $0.3 million, $0.5 million and $0.8 million, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During April 2004, KIR disposed of an operating property located in Las
             Vegas, NV, for a sales price of approximately $21.5 million, which approximated its net book value.

         During 2003, KIR purchased two shopping center properties, in separate transactions, aggregating approximately 0.6 million square feet of GLA, for approximately $103.5 million.

         During 2003, KIR disposed of two out-parcels in Las Vegas, NV, for an aggregate sales price of approximately $1.4 million, which approximated their net book value.

         During 2003, KIR obtained individual non-recourse, non-cross-collateralized fixed-rate ten-year mortgages aggregating $78.0 million on two of its previously unencumbered properties, with rates ranging from 5.54% to 5.82% per annum. The net proceeds were used to satisfy the outstanding balance on the secured credit facility and partially fund the acquisition of various shopping center properties.

         During September 2003, KIR elected to terminate its secured revolving credit facility. This facility was scheduled to expire in November 2003 and had $5.0 million outstanding at the time of termination, which was paid in full.

         As of December 31, 2004, the KIR portfolio was comprised of 69 shopping center properties aggregating approximately 14.4 million square feet of GLA located in 20 states.

         RioCan Investments -

         During October 2001, the Company formed a joint venture (the "RioCan
             Venture") with RioCan Real Estate Investment Trust ("RioCan") in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company's management personnel. Capital contributions will only be required as suitable opportunities arise and are agreed to by the Company and RioCan.

         During April 2004, the RioCan Venture acquired an operating property located in Mississauga, Ontario, comprising approximately 0.2 million square feet of GLA, for a purchase price of approximately CAD $44.2 million (approximately USD $32.3 million). During August 2004, the RioCan Venture obtained approximately CAD $28.7 million (approximately USD $21.6 million) of mortgage debt on this property. The loan bears interest at a fixed rate of 6.37% with payments of principal and interest due monthly. The loan is scheduled to mature in August of 2014.

         During 2003, the RioCan Venture acquired a shopping center property comprising approximately 0.2 million square feet of GLA for a price of approximately CAD $42.6 million (approximately USD $29.0 million) including the assumption of approximately CAD $28.7 million (approximately USD $19.6 million) of mortgage debt. Additionally during 2003, the RioCan Venture acquired, in a single transaction, four parcels of land adjacent to an existing property for a purchase price of approximately CAD $18.7 million (approximately USD $14.2 million). This property was subsequently encumbered with non-recourse mortgage debt of approximately CAD $16.3 million (approximately USD $12.4 million).

         As of December 31, 2004, the RioCan Venture was comprised of 33 operating properties and three development properties consisting of approximately 7.7 million square feet of GLA.

         Kimco / G.E. Joint Venture ("KROP")

         During 2001, the Company formed a joint venture (the "Kimco Retail
             Opportunity Portfolio" or "KROP") with GE Capital Real Estate ("GECRE"), in which the Company has a 20% non-controlling interest and manages the portfolio. The purpose of this joint venture is to acquire established high-growth potential retail properties in the United States. Total capital commitments to KROP from GECRE and the Company are for $200.0 million and $50.0 million, respectively, and such commitments are funded proportionately as suitable opportunities arise and are agreed to by GECRE and the Company.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During 2004, GECRE and the Company contributed approximately $71.4 million and $17.9 million, respectively, toward their capital commitments. As of December 31, 2004, KROP had unfunded capital commitments of $55.0 million, including $11.0 million by the Company. Additionally, GECRE and the Company provided short-term interim financing for all acquisitions made by KROP without a mortgage in place at the time of acquisition. All such financing bears interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and have maturities of less than one year. As of December 31, 2004, there was no outstanding short-term interim financing due to GECRE or the Company. KROP had outstanding short-term interim financing due to GECRE and the Company totaling $16.8 million each as of December 31, 2003.

         During 2004, KROP acquired 19 operating properties for an aggregate purchase price of approximately $242.6 million, including the assumption of approximately $63.5 million of individual non-recourse mortgage debt encumbering eight of the properties.

         During 2004, KROP disposed of five operating properties and three out-parcels for an aggregate sales price of approximately $65.8 million, including the assignment of approximately $7.2 million of non-recourse mortgage debt encumbering one of the properties. These sales resulted in an aggregate gain of approximately $20.2 million.

         During 2004, KROP obtained one non-recourse, cross-collateralized, fixed-rate mortgage aggregating $30.7 million on four properties with a rate of 4.74% for five years. KROP also obtained individual non-recourse, non-cross-collateralized fixed-rate mortgages aggregating approximately $22.0 million on two of its previously unencumbered properties with rates ranging from 5.0% to 5.1% with terms of five years.

         During 2004, KROP obtained one non-recourse, cross-collateralized, variable-rate mortgage aggregating $54.4 million on six properties with a rate of LIBOR plus 2.25% with a term of two years. KROP also obtained one non-recourse, non-cross collateralized variable rate mortgage for $23.2 million on one of its previously unencumbered properties with a rate of LIBOR plus 1.8% with a three-year term. In order to mitigate the risks of interest rate fluctuations associated with these variable-rate obligations, KROP entered into interest rate cap agreements for the notional values of these mortgages.

         During 2003, KROP purchased eight shopping centers, in separate transactions, aggregating 1.9 million square feet of GLA for approximately $250.2 million, including the assumption of approximately $6.5 million of mortgage debt encumbering one of the properties.

         During December 2003, KROP disposed of a portion of a shopping center in Columbia, MD, for an aggregate sales price of approximately $2.8 million, which approximated the book value of the property.

         During 2003, KROP obtained individual non-recourse, non-cross-collateralized fixed-rate mortgages aggregating approximately $89.3 million on three of its previously unencumbered properties with rates ranging from 4.25% to 5.92% and terms ranging from five to ten years.

         During 2003, KROP obtained individual non-recourse, non-cross-collateralized variable-rate five-year mortgages aggregating approximately $35.6 million on five of its previously unencumbered properties with rates ranging from LIBOR plus 2.2% to LIBOR plus 2.5%. In order to mitigate the risks of interest rate fluctuations associated with these variable-rate obligations, KROP entered into interest rate cap agreements for the notional values of these mortgages.

         As of December 31, 2004, the KROP portfolio was comprised of 37 shopping center properties aggregating approximately 5.3 million square feet of GLA located in 15 states.

         Other Real Estate Joint Ventures -

         The Company and its subsidiaries have investments in and advances to various other real estate joint ventures. These joint ventures are engaged primarily in the operation of shopping centers which are either owned or held under long-term operating leases.

         During January 2004, the Company acquired a property located in Marlborough, MA, through a joint venture in which the Company has a 40% non-controlling interest. The property was acquired for a purchase price of approximately $26.5 million, including the assumption of approximately $21.2 million of non-recourse mortgage debt encumbering the property.

         During September 2004, the Company acquired a property located in Pompano, FL, comprising approximately 0.1 million square feet of GLA, through a newly formed joint venture in which the Company has a 20% non-controlling interest, for approximately $20.4 million.

         During October 2004, the Company transferred 50% of the Company's 90% interest in an operating property located in Juarez, Mexico to a joint venture partner for approximately USD $5.4 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 45% non-controlling interest in this property and now accounts for its investment under the equity method of accounting.

         Additionally during October 2004, the Company acquired an operating property located in Valdosta, GA, comprising approximately 0.2 million square feet of GLA, through a newly formed joint venture in which the Company has a 50% non-controlling interest. The property was acquired for a purchase price of approximately $10.7 million, including the assumption of approximately $8.0 million of non-recourse mortgage debt encumbering the property.

         During December 2004, a newly formed joint venture in which the Company has a 15% non-controlling interest acquired the Price Legacy Corporation ("Price Legacy"). Price Legacy was acquired for a purchase price of approximately $1.2 billion, including the assumption of approximately $328.7 million in existing non-recourse mortgage debt. Simultaneously with the closing of this transaction, the joint venture obtained approximately $521.9 million of additional non-recourse mortgage debt. The Company's equity investment in this joint venture was approximately $33.6 million. Additionally, the Company provided approximately $30.6 million of secured mezzanine financing. This interest only loan bears interest at a fixed rate of 7.5% per annum payable monthly and matures in December 2006. The Company also provided a secured short-term promissory note of approximately $8.2 million. This interest only note bears interest at LIBOR plus 4.5% payable monthly and matures June 30, 2005. In connection with this transaction, the joint venture acquired 33 operating properties aggregating approximately
             7.6 million square feet of GLA located in ten states. Additionally, the Company entered into a management agreement whereby, the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the properties.

         Also during December 2004, the Company acquired an operating property located in Bellevue, WA, comprising approximately 0.5 million square feet of GLA, through a joint venture in which the Company has a 50% non-controlling interest, for approximately $102.0 million.

         During 2004, the Company transferred 12 operating properties, comprising approximately 1.5 million square feet of GLA, to a newly formed joint venture in which the Company has a 15% non-controlling interest, for a price of approximately $269.8 million, including an aggregate $161.2 million of individual non-recourse mortgage debt encumbering the properties. Simultaneously with the transfer, the Company entered into a management agreement whereby the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. In addition, the Company will earn fees related to the acquisition and disposition of properties by the venture. During 2004, the Company earned management fees and acquisition fees of approximately $1.1 million and $1.3 million, respectively.

         Additionally during 2004, the Company transferred, in separate transactions, eight operating properties comprising approximately
             1.5 million square feet of GLA, to newly formed joint ventures in which the Company has non-controlling interests ranging from 10% to 30%, for an aggregate price of approximately $216.0 million, including the assignment of approximately $95.5 million of non-recourse mortgage debt and $24.1 million of downReit units.

         During 2003, the Company acquired, in separate transactions, three operating properties through newly formed joint ventures in which the Company has non-controlling interests ranging from 20% to 42.5%, for an aggregate purchase price of approximately $36.3 million, including the assumption of approximately $19.3 million of non-recourse mortgage debt encumbering one of the properties.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During August 2003, the Company acquired a property located in Shaumburg, IL, through a joint venture in which the Company has a 45% non-controlling interest. The property was purchased for a purchase price of approximately $66.6 million. Simultaneously with the acquisition, the venture obtained a $51.6 million non-recourse mortgage at a floating interest rate of LIBOR plus 2.25%.

         During December 2003, the Company, in a single transaction, sold a 50.0% interest in each of its properties located in Saltillo and Monterrey, Mexico for an aggregate sales price of approximately
             240.4 million pesos ("MXN") (USD $21.4 million) which approximated 50.0% of their aggregate carrying value. As a result, the Company has a 50% non-controlling interest in these properties and accounts for the investment under the equity method of accounting.

         Additionally, during the year ended December 31, 2003, the Company acquired 11 properties, in separate transactions, through various joint ventures in which the Company has a 50% non-controlling interest. These properties were acquired for an aggregate purchase price of approximately $113.3 million, including $40.5 million of non-recourse debt encumbering six of the properties.

         The Company accounts for its investments in unconsolidated real estate joint ventures under the equity method of accounting.

         Summarized financial information for the recurring operations of these real estate joint ventures is as follows (in millions):

                                                              December 31,
                                                          2004            2003
                                                          ----            ----
           Assets:
                  Real estate, net                     $5,451.0        $3,313.0
                  Other assets                            200.5           156.2
                                                       --------        --------

                                                       $5,651.5        $3,469.2
                                                       ========        ========
           Liabilities and Partners' Capital:
                  Mortgages payable                    $3,781.0        $2,330.0
                  Notes payable                            40.0            33.6
                  Construction loans                       29.1            13.7
                  Other liabilities                       115.5           107.2
                  Minority interest                        36.5            10.8
                  Partners' capital                     1,649.4           973.9
                                                       --------        --------
                                                       $5,651.5        $3,469.2
                                                       ========        ========


                                                     Year Ended December 31,
                                                    2004      2003       2002
                                                    -----     ----       ----

           Revenues from rental property           $545.8    $423.3     $309.1
                                                   ------     -----      -----

           Operating expenses                      (155.6)   (119.2)     (76.8)
           Interest                                (171.0)   (137.9)    (106.3)
           Depreciation and amortization            (97.1)    (66.4)     (40.6)
           Other, net                                (5.8)     (9.3)      (5.2)
                                                   ------     -----      -----
                                                   (429.5)   (332.8)    (228.9)
                                                   ------     -----      -----

           Income from continuing operations        116.3      90.5       80.2

           Discontinued Operations:
           Income from discontinued operations        1.8       3.7        1.6
           Gain on dispositions of properties        20.2       0.0        0.7
                                                   ------     -----      -----
                Net income                         $138.3     $94.2      $82.5
                                                   ======     =====      =====

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Other liabilities in the accompanying Consolidated Balance Sheets include accounts with certain real estate joint ventures totaling approximately $13.7 million and $11.0 million at December 31, 2004 and 2003, respectively. The Company and its subsidiaries have varying equity interests in these real estate joint ventures, which may differ from their proportionate share of net income or loss recognized in accordance with generally accepted accounting principles.

         The Company's maximum exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments. As of December 31, 2004 and 2003, the Company's carrying value in these investments approximated $595.2 million and $487.4 million, respectively.

8. Other Real Estate Investments:

         Ward Venture -

         During March 2001, through a taxable REIT subsidiary, the Company formed a real estate joint venture (the "Ward Venture"), in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate. The asset designation rights expired in August 2002 for the leasehold positions and expired in December 2004 for the fee owned locations. During the marketing period, the Ward Venture was responsible for all carrying costs associated with the properties until the property was designated to a user. As of December 31, 2004, there was one remaining property which was sold pursuant to an installment sales agreement. Per the agreement, the purchase price for this property will be paid by November 15, 2006.

         During 2004, the Ward Venture completed transactions on four properties and the Company recognized pre-tax profits of approximately $2.5 million.

         During 2003, the Ward Venture completed transactions on seven properties and the Company recognized pre-tax profits of approximately $3.5 million.

         During 2002, the Ward Venture completed transactions on 32 properties and the Company recognized pre-tax profits of approximately $11.3 million.

         Leveraged Lease -

         During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended).

         During 2002, four of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $9.6 million.

         During 2003, four properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $9.1 million.

         During 2004, an additional three properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $5.5 million. As of December 31, 2004, the remaining 19 properties were encumbered by third-party non-recourse debt of approximately $64.9 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease.

         As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this obligation has been offset against the related net rental receivable under the lease.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         At December 31, 2004 and 2003, the Company's net investment in the leveraged lease consisted of the following (in millions):

                                                             2004       2003
                                                             ----       ----

             Remaining net rentals                          $72.5      $73.7
             Estimated unguaranteed residual value           48.8       53.3
             Non-recourse mortgage debt                     (58.4)     (66.2)
             Unearned and deferred income                   (59.1)     (57.2)
                                                            -----      -----

             Net investment in leveraged lease              $ 3.8      $ 3.6
                                                            =====      =====

         Kimsouth -

         During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million, including approximately $216.2 million in assumed mortgage debt. The Company's non-controlling investment in Kimsouth differs from its share of historical net book value of assets and liabilities of Kimsouth. The Company's investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties.

         During 2004, Kimsouth disposed of 11 shopping center properties, in separate transactions, for an aggregate sales price of approximately $110.2 million, including the assignment of approximately $2.7 million of mortgage debt encumbering one of the properties. During 2004, the Company recognized pre-tax profits from the Kimsouth investment of approximately $10.6 million, which is included in the caption Income from Other Real Estate Investments on the Company's Consolidated Statements of Income.

         During 2003, Kimsouth disposed of 14 shopping center properties, in separate transactions, for an aggregate sales price of approximately $84.0 million, including the assignment of approximately $18.4 million of mortgage debt encumbering six of the properties. During 2003, the Company recognized pre-tax profits from the Kimsouth investment of approximately $12.1 million.

         Selected financial information for Kimsouth is as follows (in millions):

                                                            December 31,
                                                        -------------------
                                                        2004           2003
                                                        ----           ----
             Assets:
                Operating real estate, net             $    -        $125.7
                Real estate held for sale               111.5          95.5
                Other assets                              7.6          20.8
                                                       ------        ------
                                                       $119.1        $242.0
                                                       ======        ======

             Liabilities and Stockholders' Equity:
                Mortgages payable                      $ 77.5        $137.0
                Other liabilities                         1.5           3.6
                Stockholders' equity                     40.1         101.4
                                                       ------        ------
                                                       $119.1        $242.0
                                                       ======        ======

                                                       Year Ended December 31,
                                                       ------------------------
                                                       2004      2003      2002
                                                       ----     ----      ----
             Discontinued Operations
             Revenues from Rental Property           $ 21.8    $ 34.4    $ 39.0

             Operating expenses                        (7.5)    (10.5)    (12.3)
             Interest                                  (7.9)    (13.7)    (15.6)
             Depreciation and amortization             (4.5)     (9.5)    (11.4)
             Other, net                                (0.4)     (0.1)     (8.7)
                                                     ------    ------    ------

                                                        1.5       0.6      (9.0)
             Gain on disposition of
             properties                                 8.7      12.8       0.2
             Gain on disposition of joint
             ventures                                     -         -       2.2
             Adjustment of property carrying
             values                                   (14.3)        -         -
                                                     ------    ------     -----

             Net income/(loss) from
             discontinued operations                 $ (4.1)   $ 13.4     $(6.6)
                                                     ======    ======     =====

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         As of December 31, 2004, the Kimsouth portfolio was comprised of 12 properties, including the remaining office component of an operating property sold in 2004, aggregating approximately 2.1 million square feet of GLA located in five states.

         Preferred Equity Capital -

         During 2002, the Company established a Preferred Equity program, which provides capital to developers and owners of shopping centers. During 2004 and 2003, the Company provided, in separate transactions, an aggregate of approximately $101.0 million and $45.5 million, respectively, in investment capital to developers and owners of 54 shopping centers. As of December 31, 2004, the Company's net investment under the Preferred Equity program was approximately $157.0 million relating to 62 properties. For the years ended December 31, 2004, 2003 and 2002, the Company earned approximately $11.4 million, including incentive fees earned from four capital transactions, $4.6 million, including incentive fees earned from two capital transactions, and $1.0 million, respectively, from these investments.

         The Company accounts for its investments in Preferred Equity investments under the equity method of accounting.

         Summarized financial information relating to the Company's preferred equity investments is as follows (in millions):

                                                              December 31,
                                                          --------------------
                                                           2004          2003
                                                          ------        ------
             Assets:
                Real estate, net                          $715.5        $326.3
                Other assets                                29.3          18.8
                                                          ------        ------
                                                          $744.8        $345.1
                                                          ======        ======
             Liabilities and Partners' Capital:
                Notes and mortgages payable               $548.3        $245.4
                Other liabilities                           15.4           6.5
                Partners' capital                          181.1          93.2
                                                          ------        ------
                                                          $744.8        $345.1
                                                          ======        ======


                                                         Year Ended December 31,
                                                           2004          2003
                                                          ------        ------
             Revenues from Rental Property                $ 61.6        $ 38.8
                                                          ------        ------

             Operating expenses                            (19.4)        (12.2)
             Interest                                      (21.2)        (16.1)
             Depreciation and amortization                  (9.6)         (5.3)
             Other, net                                     (0.3)            -
                                                          ------        ------
                                                           (50.5)        (33.6)
                                                          ------        ------

                                                            11.1           5.2

             Gain on disposition of properties               4.4           0.8
                                                          ------        ------
             Net income                                   $ 15.5        $  6.0
                                                          ======        ======

         The Company's maximum exposure to losses associated with its Preferred
             Equity investments is limited to its invested capital. As of December 31, 2004 and 2003, the Company's invested capital in its Preferred Equity investments approximated $157.0 million and $66.4 million, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Investment in Retail Store Leases -

         The Company has interests in various retail store leases relating to the anchor store premises in neighborhood and community shopping centers. These premises have been sublet to retailers who lease the stores pursuant to net lease agreements. Income from the investment in these retail store leases during the years ended December 31, 2004, 2003 and 2002 was approximately $3.9 million, $0.3 million and $0.8 million, respectively. These amounts represent sublease revenues during the years ended December 31, 2004, 2003 and 2002 of approximately $13.3 million, $12.3 million and $13.9 million, respectively, less related expenses of $8.0 million, $10.6 million and $11.7 million, respectively, and an amount which, in management's estimate, reasonably provides for the recovery of the investment over a period representing the expected remaining term of the retail store leases. The Company's future minimum revenues under the terms of all non-cancellable tenant subleases and future minimum obligations through the remaining terms of its retail store leases, assuming no new or renegotiated leases are executed for such premises, for future years are as follows (in millions): 2005, $9.5 and $6.9; 2006, $8.8 and $6.0; 2007, $7.1 and $4.6; 2008, $4.6
             and $2.9; 2009, $2.9 and $1.6; and thereafter, $5.4 and $1.7, respectively.

9. Mortgages and Other Financing Receivables:

         During May 2002, the Company provided a secured $15 million three-year term loan and a secured $7.5 million revolving credit facility to Frank's Nursery & Crafts, Inc. ("Frank's"), at an interest rate of 10.25% per annum collateralized by 40 real estate interests. Interest is payable quarterly in arrears. During 2003, the revolving credit facility was amended to increase the total borrowing capacity to $17.5 million. During January 2004, the revolving loan was further amended to provide up to $33.75 million of borrowings from the Company. During September 2004, Frank's filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company committed to provide an additional $27.0 million of Debtor-in-Possession financing with a term of one year at an interest rate of Prime plus 1.00% per annum. As of December 31, 2004, the aggregate outstanding loan balance on these facilities was approximately $23.3 million.

         During March 2002, the Company provided a $15.0 million three-year term loan to Gottchalks, Inc., at an interest rate of 12.0% per annum collateralized by three properties. The Company received principal and interest payments on a monthly basis. During March 2004, Gottchalks, Inc., elected to prepay the remaining outstanding loan balance of approximately $13.2 million in full satisfaction of this loan.

         During 2003, the Company provided a five-year $3.5 million term loan to Grass America, Inc. ("Grass America") at an interest rate of 12.25% per annum collateralized by certain real estate interests of Grass America. The Company received principal and interest payments on a monthly basis. During May 2004, Grass America elected to prepay the remaining outstanding loan balance of approximately $3.5 million in full satisfaction of this loan.

         During April 2004, the Company provided a $2.7 million term loan at a fixed rate of 11.0% and a $4.1 million revolving line of credit at a fixed rate of 12.0% to a retailer. Both facilities are interest only, payable monthly and mature May 1, 2007. As of December 31, 2004, the aggregate outstanding loan balance of these facilities was approximately $4.7 million.

         During May 2004, the Company provided a construction loan commitment of up to MXN 51.5 million (approximately USD $4.7 million) to a developer for the construction of a retail center in Cancun, Mexico. The loan bears interest at a fixed rate of 11.25% and provides for an additional 20% participation of property cash flows, as defined. This facility is initially interest only and then converts to an amortizing loan at the earlier of 120 days after construction completion or upon opening of the grocery anchor tenant. This facility is collateralized by the related property and matures in May 2014. As of December 31, 2004, there was approximately MXN 41.2 million (USD $3.7 million) outstanding on this loan.

         During July 2004, the Company provided an $11.0 million five-year term loan to a retailer at a floating interest rate of Prime plus 3.00% per annum or, at the borrowers election, LIBOR plus 5.5% per annum. The facility is interest only, payable monthly in arrears and is collateralized by certain real estate interests of the borrower. As of December 31, 2004, the outstanding loan balance was approximately $11.0 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During September 2004, the Company acquired a $3.5 million mortgage receivable for $2.7 million. The interest rate on this mortgage loan is Prime plus 1.0% per annum with principal and interest paid monthly. This loan matures in February 2006 and is collateralized by a shopping center comprising 0.3 million square feet of GLA in Wilkes-Barre, PA. As of December 31, 2004, the outstanding loan balance was approximately $3.4 million.

         During December 2004, the Company provided a $5.2 million interest-only five-year term loan to a grocery chain. The interest rate on this loan is Prime plus 6.50% per annum payable monthly in arrears and is collateralized by certain real estate interests of the borrower. As of December 31, 2004, the outstanding loan balance was approximately $5.2 million.

         Additionally during December 2004, the Company acquired a $3.3 million
             6.9% mortgage receivable for $2.2 million. This mortgage loan pays principal and interest quarterly and matures in February 2019 and is collateralized by a medical office facility in Somerset, PA.

         During December 2003, the Company provided a four-year $8.25 million term loan to Spartan Stores, Inc. ("Spartan") at a fixed rate of 16% per annum. This loan was collateralized by the real estate interests of Spartan, with the Company receiving principal and interest payments monthly. During December 2004, Spartan elected to prepay the remaining outstanding loan balance of approximately $7.6 million in full satisfaction of this loan.

         During December 2003, the Company, through a taxable REIT subsidiary, acquired a $24.0 million participation interest in 12% senior secured notes of the FRI-MRD Corporation ("FRI-MRD") for $13.3 million. These notes, which are currently non-performing, are collateralized by certain equity interests and a note receivable of a FRI-MRD subsidiary.

         During March 2002, the Company provided a $50.0 million ten-year loan to Shopko Stores, Inc., at an interest rate of 11.0% per annum collateralized by 15 properties. The Company receives principal and interest payments on a monthly basis. During January 2003, the Company sold a $37.0 million participation interest in this loan to an unaffiliated third party. The interest rate of the $37.0 million participation interest is a variable rate based on LIBOR plus 3.50%. The Company continues to act as the servicer for the full amount of the loan.

10. Cash and Cash Equivalents:

         Cash and cash equivalents (demand deposits in banks, commercial paper and certificates of deposit with original maturities of three months or less) includes tenants' security deposits, escrowed funds and other restricted deposits approximating $0.5 million and $0.1 million at December 31, 2004 and 2003, respectively.

         Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuers.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


11.  Marketable Securities:

         The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity at December 31, 2004 and 2003 are as follows (in thousands):


                                                                        December 31, 2004
                                              -------------------------------------------------------------------
                                                                    Gross          Gross
                                              Amortized           Unrealized     Unrealized        Estimated Fair
                                                 Cost               Gains          Losses              Value
                                              ---------           ----------     -----------       --------------
           Available-for-sale:
             Equity securities                $61,042             $36,808             $ (87)           $ 97,763

           Held-to-maturity:
              Other debt securities            26,008               2,166               (30)             28,144
                                              -------             -------             ------           --------


           Total marketable securities        $87,050             $38,974             $(117)           $125,907
                                              =======             =======             ======           ========



                                                                        December 31, 2003
                                              -------------------------------------------------------------------
                                                                    Gross          Gross
                                              Amortized           Unrealized     Unrealized        Estimated Fair
                                                 Cost               Gains          Losses              Value
                                              ---------           ----------     -----------       --------------
           Available-for-sale:
             Equity securities                $18,513             $ 9,063             $(272)            $27,304

           Held-to-maturity:
              Other debt securities            18,373               2,926               (30)             21,269
                                               ------             -------             ------           --------


           Total marketable securities        $36,886             $11,989             $(302)            $48,573
                                              =======             =======             ======            =======


         As of December 31, 2004, the contractual maturities of Other debt securities classified as held-to-maturity are as follows: within one year, $2.8 million; after one year through five years, $0.0; after five years through 10 years, $14.9 million and after 10 years, $8.3 million. Actual maturities may differ from contractual maturities as issuers may have the right to prepay debt obligations with or without prepayment penalties.

12.  Notes Payable:

         The Company has implemented a medium-term notes ("MTN") program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including
             (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs, and (ii) managing the Company's debt maturities.

         As of December 31, 2004, a total principal amount of $807.25 million in senior fixed-rate MTNs was outstanding. These fixed-rate notes had maturities ranging from four months to nine years as of December 31, 2004 and bear interest at rates ranging from 3.95% to 7.91%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears. Proceeds from these issuances were primary used for the acquisition of neighborhood and community shopping centers, the expansion and improvement of properties in the Company's portfolio and the repayment of certain debt obligations of the Company.

         During July 2004, the Company issued $100.0 million of floating-rate unsecured senior notes under its medium-term notes ("MTN") program. This floating rate MTN matures August 1, 2006 and bears interest at LIBOR plus 20 basis points per annum, payable quarterly in arrears commencing November 1, 2004. The proceeds from this MTN issuance were primarily used for the repayment of the Company's $85.0 million floating-rate unsecured notes due August 2, 2004, which bore interest at LIBOR plus 50 basis points per annum. Remaining proceeds were used for general corporate purposes.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During August 2004, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in August 2011 and bears interest at 4.82% per annum payable semi-annually in arrears. The proceeds from this MTN issuance were used to repay the Company's $50.0 million, 7.62% fixed-rate unsecured senior notes that matured in October 2004 and the Company's $50.0 million, 7.125% senior notes which matured in June 2004.

         During May 2003, the Company issued $50.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in May 2010 and bears interest at 4.62% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used to partially fund the redemption of the Company's $75 million, 7 3/4% Class A Cumulative Redeemable Preferred Stock.

         During August 2003, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in August 2008 and bears interest at 3.95% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used to redeem all $100.0 million, of the Company's remarketed reset notes maturing August 18, 2008, bearing interest at LIBOR plus 1.25%.

         During October 2003, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in October 2013 and bears interest at 5.19% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used for the repayment of the Company's $100.0 million, 6.5% fixed-rate unsecured senior notes that matured October 1, 2003.

         During October 2003, the Company obtained a $400.0 million unsecured bridge facility that bore interest at LIBOR plus 0.55%. The Company utilized these proceeds to partially fund the Mid-Atlantic Realty Trust ("MART") transaction. This facility was scheduled to mature on September 30, 2004; however, the facility was fully repaid and was terminated as of June 30, 2004.

         As of December 31, 2004, the Company has a total principal amount of $420.0 million in fixed-rate unsecured senior notes. These fixed-rate notes had maturities ranging four months to nine years as of December 31, 2004, and bear interest at rates ranging from 4.96% to 7.50%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

         During June 2003, the Company established a $500.0 million unsecured revolving credit facility (the "Credit Facility") with a group of banks, which is scheduled to expire in August 2006. This Credit Facility replaced the Company's $250.0 million unsecured revolving credit facility. Under the terms of the Credit Facility, funds may be borrowed for general corporate purposes, including the funding of (i) property acquisitions, (ii) development and redevelopment costs and (iii) any short-term working capital requirements. Interest on borrowings under the Credit Facility accrues at a spread (currently 0.55%) to LIBOR, and fluctuates in accordance with changes in the Company's senior debt ratings. The Company's senior debt ratings are currently A-/stable from Standard & Poors and Baa1/stable from Moody's Investor Services. As part of this Credit Facility, the Company has a competitive bid option whereby the Company may auction up to $250.0 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.55%. A facility fee of 0.15% per annum is payable quarterly in arrears. Pursuant to the terms of the Credit Facility, the Company, among other things, is (i) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate debt and minimum unencumbered asset and equity levels, and (ii) restricted from paying dividends in amounts that exceed 90% of funds from operations, as defined. As of December 31, 2004, there was $230.0 million outstanding under this Credit Facility.

         During September 2004, the Company entered into a three-year Canadian denominated ("CAD") $150.0 million unsecured revolving credit facility with a group of banks. This facility bears interest at the CDOR Rate, as defined, plus 0.50% and is scheduled to expire in September 2007. Proceeds from this facility will be used for general corporate purposes including the funding of Canadian denominated investments. As of December 31, 2004, there was CAD $62.0 million (approximately USD $51.7 million) outstanding under this facility.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         In accordance with the terms of the Indenture, as amended, pursuant to which the Company's senior unsecured notes have been issued, the Company is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, minimum debt service coverage ratios and minimum equity levels, and (b) restricted from paying dividends in amounts that exceed by more than $26.0 million the funds from operations, as defined, generated through the end of the calendar quarter most recently completed prior to the declaration of such dividend; however, this dividend limitation does not apply to any distributions necessary to maintain the Company's qualification as a REIT providing the Company is in compliance with its total leverage limitations.

         The scheduled maturities of all unsecured senior notes payable as of December 31, 2004 were approximately as follows (in millions):
             2005, $200.3; 2006, $415.0; 2007, $246.7; 2008, $100.0; 2009,
             $180.0 and thereafter, $466.9.

13.  Mortgages Payable:

         During 2004, the Company (i) obtained an aggregate of approximately
             $217.6 million of individual non-recourse mortgage debt on 15 operating properties, (ii) assumed approximately $158.0 million of individual non-recourse mortgage debt relating to the acquisition of 12 operating properties, including approximately $6.0 million of fair value debt adjustments, (iii) assigned approximately $323.7 million of individual non-recourse mortgage debt relating to the transfer of 24 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30%, (iv) paid off approximately $47.9 million of individual non-recourse mortgage debt that encumbered four operating properties and (v) assigned approximately $9.3 million of non-recourse mortgage debt relating to the sale of one operating property.

         During October 2003, in connection with the Mid-Atlantic Merger, the Company assumed approximately $181.7 million of individual non-recourse mortgages encumbering twenty properties, including an aggregate premium of $24.6 million related to the fair value adjustment of these mortgages in accordance with SFAS No. 141.

         During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

         Mortgages payable, collateralized by certain shopping center properties and related tenants' leases, are generally due in monthly installments of principal and/or interest which mature at various dates through 2027. Interest rates range from approximately 4.42% to 9.75% (weighted-average interest rate of 7.08% as of December 31, 2004). The scheduled principal payments of all mortgages payable, excluding unamortized fair value debt adjustments of approximately $13.6 million, as of December 31, 2004, were approximately as follows (in millions): 2005, $22.8; 2006, $68.2; 2007, $8.1; 2008, $60.0; 2009, $20.6 and thereafter, $159.8.

         One of the Company's properties was encumbered by approximately $6.4 million in floating-rate, tax-exempt mortgage bond financing. The rate on these bonds was reset annually, at which time bondholders had the right to require the Company to repurchase the bonds. The Company had engaged a remarketing agent for the purpose of offering for resale the bonds in the event they were tendered to the Company. All bonds tendered for redemption in the past were remarketed and the Company had arrangements, including letters of credit, with banks, to both collateralize the principal amount and accrued interest on such bonds and to fund any repurchase obligations. During 2004, the Company fully paid the outstanding balance of this tax-exempt mortgage bond financing.

14. Construction Loans Payable:

         During 2004, the Company obtained construction financing on 11 ground-up development projects for an aggregate loan commitment amount of up to $247.8 million, of which approximately $63.2 million was funded for the year ended December 31, 2004. As of December 31, 2004, the Company had a total of 19 construction loans with total commitments of up to $413.3 million, of which $156.6 million had been funded. These loans had maturities ranging from 2 to 36 months and variable interest rates ranging from 4.17% to 4.92% at December 31, 2004. These construction loans are collateralized by the respective projects and associated tenants' leases. The scheduled maturities of all construction loans payable as of December 31, 2004, were approximately as follows (in millions): 2005, $35.6; 2006, $72.5 and 2007, $48.5.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


15. Fair Value Disclosure of Financial Instruments:

         All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management's estimation based upon an interpretation of available market information and valuation methodologies, reasonably approximate their fair values except those listed below, for which fair values are reflected. The valuation method used to estimate fair value for fixed-rate debt and minority interests relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries of the Company is based on discounted cash flow analyses. The fair values for marketable securities are based on published or securities dealers' estimated market values. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition. The following are financial instruments for which the Company's estimate of fair value differs from the carrying amounts (in thousands):


                                                                                   December 31,
                                                                                   ------------
                                                                    2004                                 2003
                                                                    ----                                 ----
                                                         Carrying          Estimated            Carrying         Estimated
                                                         Amounts           Fair Value           Amounts          Fair Value
                                                         -------           ----------           -------          ----------
           Marketable Securities                      $   123,771         $   125,907         $    45,677       $    48,573

           Notes Payable                              $ 1,608,925         $ 1,663,474         $ 1,686,250       $ 1,756,834

           Mortgages Payable                          $   353,071         $   375,566         $   375,914       $   421,123

           Mandatorily Redeemable Minority
           Interests (termination dates ranging
           from 2019 - 2027)                          $     2,057         $     3,842         $     1,797       $     3,906


16. Financial Instruments - Derivatives and Hedging:

         The Company is exposed to the effect of changes in interest rates, foreign currency exchange rate fluctuations and market value fluctuations of equity securities. The Company limits these risks by following established risk management policies and procedures including the use of derivatives.

         The principal financial instruments periodically used by the Company are interest-rate swaps, foreign currency exchange forward contracts, cross-currency swaps and warrant contracts. The Company, from time to time, hedges the future cash flows of its floating-rate debt instruments to reduce exposure to interest rate risk, principally through interest-rate swaps with major financial institutions. The Company had interest-rate swap agreements on its $85.0 million floating-rate MTN and on its $100.0 million floating-rate remarketed reset notes, which were designated and qualified as cash flow hedges of the variability in floating-rate interest payments on the hedged debt. The Company determined that these swap agreements were highly effective in offsetting future variable-interest cash flows related to the Company's debt portfolio.

         The swap agreement relating to the Company's $100.0 million floating-rate remarketed reset notes matured in August 2003. This agreement was not renewed as the Company elected to pay off its outstanding $100.0 million floating-rate remarketed reset notes during 2003.

         The swap agreement relating to the Company's $85.0 million floating-rate MTN matured in November 2003. This MTN matured and was paid in full during August 2004.

         For the year ended December 31, 2003, the change in the fair value of the interest-rate swaps was $0.6 million, which was recorded in OCI, a component of stockholders' equity, with a corresponding liability reduction for the same amount. The Company had no interest-rate swaps outstanding during 2004.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         As of December 31, 2004 and 2003, respectively, the Company had foreign currency forward contracts designated as hedges of its Canadian investments in real estate aggregating approximately CAD $184.6 million. In addition, the Company had foreign currency forward contracts and a cross-currency swap with an aggregate notional amount of approximately MXN 82.4 million and MXN 381.8 million (approximately USD $7.4 million and $34.0 million) designated as hedges of its Mexican real estate investments at December 31, 2004 and 2003, respectively. In December 2003, the Company sold 50% of its Mexican investments and assigned approximately MXN 156.9 million of the MXN hedges in connection with the sale of the underlying investments that were being hedged. At December 31, 2004 and 2003, the Company had remaining Mexican net investment hedges outstanding with a notional amount of approximately MXN 82.4 million and MXN 224.9 million, respectively.

         The Company has designated these foreign currency agreements as net investment hedges of the foreign currency exposure of its net investment in Canadian and Mexican real estate operations. The Company believes these agreements are highly effective in reducing the exposure to fluctuations in exchange rates. As such, gains and losses on these net investment hedges were reported in the same manner as a translation adjustment in accordance with SFAS No. 52, Foreign Currency Translation. During 2004 and 2003, $15.1 million and $15.5 million, respectively, of unrealized losses and $0.0 and $0.2 million, respectively, of unrealized gains were included in the cumulative translation adjustment relating to the Company's net investment hedges of its Canadian and Mexican investments.

         During 2001, the Company acquired warrants to purchase 2.5 million shares of common stock of a Canadian REIT. The Company designated the warrants as a cash flow hedge of the variability in expected future cash outflows upon purchasing the common stock. The Company exercised its warrants in October 2004.

         For the year ended December 31, 2004, the change in fair value of the warrants exercised resulted in a reduction of the unrealized gain of approximately $8.3 million. For the year ended December 31, 2003, the change in fair value of the warrants resulted in an increase in the unrealized gain of approximately $6.0 million. These changes were recorded in OCI with a corresponding change in Other assets for the same amount.

         The following table summarizes the notional values and fair values of the Company's derivative financial instruments as of December 31, 2004 and 2003:


                                                            As of December 31, 2004
                                                                                                                Fair Value
                          Hedge Type                     Notional Value         Rate             Maturity     (in millions)
                          ----------                     --------------         ----             --------     -------------
             Foreign currency forwards - net       CAD $184.6 million           1.4013 -         1/05 - 7/06      ($37.5)
             investment                                                         1.6194

             MXN cross-currency swap               MXN 82.4 million              7.227              10/07           $0.3
             - net investment

             Foreign currency forwards - fair      CAD $5.0 million             1.5918              4/05           ($1.0)
             value



                                                            As of December 31, 2003
                                                                                                                   Fair Value
                          Hedge Type                     Notional Value         Rate             Maturity        (in millions)
                          ----------                     --------------         ----             --------        -------------
             Warrants - cash flow                  2,500,000 shares of           CAD               9/06            $8.3
                                                   common stock                 $11.02

             Foreign currency forwards - net       CAD $184.6 million           1.4013 -           1/05 -         ($23.8)
             investment                                                         1.6194             7/06

             Foreign currency forwards - net       MXN 142.5 million            11.838 -           10/04           ($0.5)
             investment                                                         12.615             11/04


             MXN cross-currency swap               MXN 82.4 million              7.227             10/07           ($0.2)
             - net investment

             Foreign currency forwards - fair      CAD $5.0 million             1.5918              4/05           ($0.6)
             value


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         As of December 31, 2004 and 2003, these derivative instruments were reported at their fair value as other liabilities of $38.5 million and $25.1 million, respectively, and other assets of $0.3 million and $8.3 million, respectively. The Company does not expect to reclassify to earnings any of the current balance during the next 12 months.

17. Preferred Stock, Common Stock and DownREIT Unit Transactions:

         At January 1, 2003, the Company had outstanding 3,000,000 Depositary Shares (the "Class A Depositary Shares"), each such Class A Depositary Share representing a one-tenth fractional interest of a share of the Company's 7 3/4% Class A Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), 2,000,000 Depositary Shares (the "Class B Depositary Shares"), each such Class B Depositary Share representing a one-tenth fractional interest of a share of the Company's 8 1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class B Preferred Stock") and 4,000,000 Depositary Shares (the "Class C Depositary Shares"), each such Class C Depositary Share representing a one-tenth fractional interest of a share of the Company's 8?% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class C Preferred Stock").

         During June 2003, the Company redeemed all 2,000,000 outstanding
             Depositary Shares of the Company's Class B Preferred Stock, all 3,000,000 outstanding Depositary Shares of the Company's Class A Preferred Stock and all 4,000,000 outstanding Depositary Shares of the Company's Class C Preferred Stock, each at a redemption price of $25.00 per Depositary Share, totaling $225.0 million, plus accrued dividends. In accordance with Emerging Issues Task Force ("EITF") D-42, the Company deducted from the calculation of net income available to common shareholders original issuance costs of approximately $7.8 million associated with the redemption of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock.

         During June 2003, the Company issued 7,000,000 Depositary Shares (the
             "Class F Depositary Shares"), each such Class F Depositary Share representing a one-tenth fractional interest of a share of the Company's 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class F Preferred Stock"). Dividends on the Class F Depositary Shares are cumulative and payable quarterly in arrears at the rate of 6.65% per annum based on the $25.00 per share initial offering price, or $1.6625 per annum. The Class F Depositary Shares are redeemable, in whole or part, for cash on or after June 5, 2008 at the option of the Company, at a redemption price of $25.00 per Depositary Share, plus any accrued and unpaid dividends thereon. The Class F Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. Net proceeds from the sale of the Class F Depositary Shares, totaling approximately $169.0 million (after related transaction costs of $6.0 million) were used to redeem all of the Company's Class B Preferred Stock and Class C Preferred Stock and to fund a portion of the redemption of the Company's Class A Preferred Stock.

         Voting Rights - As to any matter on which the Class F Preferred Stock,
             ("Preferred Stock") may vote, including any action by written consent, each share of Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof. With respect to each share of Preferred Stock, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per share of Preferred Stock). As a result, each Class F Depositary Share is entitled to one vote.

         Liquidation Rights - In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Preferred Stock holders are entitled to be paid, out of the assets of the Company legally available for distribution to its stockholders, a liquidation preference of $250.00 per share ($25.00 per Class F Depositary Share), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company's common stock or any other capital stock that ranks junior to the Preferred Stock as to liquidation rights.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued



         During June 2003, the Company completed a primary public stock offering of 2,070,000 shares of the Company's common stock. The net proceeds from this sale of common stock, totaling approximately $76.0 million (after related transaction costs of $0.7 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

         During September 2003, the Company completed a primary public stock offering of 2,760,000 shares of the Company's common stock. The net proceeds from this sale of common stock, totaling approximately $112.7 million (after related transaction costs of $1.0 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

         During October 2002, the Company acquired an interest in a shopping center property located in Daly City, CA, valued at $80.0 million, through the issuance of approximately 2.4 million downREIT units (the "Units") which are convertible at a ratio of 1:1 into the Company's common stock. The downREIT unit holder has the right to convert the Units at any time after one year. In addition, the Company has the right to mandatorily require a conversion after ten years. If at the time of conversion the common stock price for the 20 previous trading days is less than $33.57 per share, the unit holder would be entitled to additional shares; however, the maximum number of additional shares is limited to 251,966, based upon a floor common stock price of $30.36. The Company has the option to settle the conversion in cash. Dividends on the Units are paid quarterly at the rate of the Company's common stock dividend multiplied by 1.1057. The value of the units is included in Minority interests in partnerships on the accompanying Consolidated Balance Sheets.

18. Supplemental Schedule of Non-Cash Investing/Financing Activities:

         The following schedule summarizes the non-cash investing and financing activities of the Company for the years ended December 31, 2004, 2003 and 2002 (in thousands):


                                                                                      2004              2003             2002
                                                                                      ----              ----             ----
             Acquisition of real estate interests by assumption of
             mortgage debt                                                           $151,987         $180,893         $  3,477

             Acquisition of real estate interest by issuance of
             downREIT units                                                          $ 28,349         $      -         $ 80,000

             Acquisition of real estate through purchase of
             partnership interests                                                   $      -         $      -         $  6,638

             Disposition of real estate interests by assignment of
             downREIT units                                                          $ 24,114         $      -         $      -

             Acquisition of real estate interests through proceeds
             held in escrow                                                          $ 69,681         $      -         $      -

             Disposition/transfer of real estate interests by
             assignment of mortgage debt                                             $320,120         $ 23,068         $ 28,747

             Proceeds held in escrow through sale of real estate
             interests                                                               $  9,688         $ 41,194         $  5,433

             Notes received upon disposition of real estate
             interests                                                               $  6,277         $ 14,490         $      -

             Notes received upon exercise of stock options                           $      -         $    100         $    555

             Declaration of dividends paid in succeeding period                      $ 71,497         $ 65,969         $ 59,646


19. Transactions with Related Parties:

         The Company, along with its joint venture partner, provided KROP short-term interim financing for all acquisitions by KROP for which a mortgage was not in place at the time of closing. All such financing had maturities of less than one year and bore interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% for the years ended December 31, 2004 and 2003. KROP had outstanding short-term interim financing due to GECRE and the Company totaling $16.8 million each as of December 31, 2003 and no outstanding short-term interim financing due to GECRE or the Company as of December 31, 2004. The Company earned $0.2 million and $1.0 million during 2004 and 2003, respectively, related to such interim financing.

         The Company provides management services for shopping centers owned principally by affiliated entities and various real estate joint ventures in which certain stockholders of the Company have economic interests. Such services are performed pursuant to management agreements which provide for fees based upon a percentage of gross revenues from the properties and other direct costs incurred in connection with management of the centers.

         In December 2004, in conjunction with the Price Legacy transaction, the Company, which holds a 15% non-controlling interest, provided the acquiring joint venture approximately $30.6 million of secured mezzanine financing. This interest only loan bears interest at a fixed rate of 7.5% per annum payable monthly in arrears and matures in December 2006. The Company also provided the joint venture a short-term secured promissory note for approximately $8.2 million. This interest only note bears interest at LIBOR plus 4.5% payable monthly in arrears and matures on June 30, 2005.

             Reference is made to Notes 7 and 8 for additional information regarding transactions with related parties.

20. Commitments and Contingencies:

         The Company and its subsidiaries are primarily engaged in the operation of shopping centers which are either owned or held under long-term leases which expire at various dates through 2087. The Company and its subsidiaries, in turn, lease premises in these centers to tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years and for annual minimum rentals plus incremental rents based on operating expense levels and tenants' sales volumes. Annual minimum rentals plus incremental rents based on operating expense levels comprised approximately 99% of total revenues from rental property for each of the three years ended December 31, 2004, 2003 and 2002.

         The future minimum revenues from rental property under the terms of all noncancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, for future years are approximately as follows (in millions): 2005, $377.6; 2006, $345.2; 2007, $313.4; 2008, $274.5; 2009, $242.0 and thereafter, $1,412.7.

         Minimum rental payments under the terms of all non-cancellable operating leases pertaining to the Company's shopping center portfolio for future years are approximately as follows (in millions): 2005, $10.5; 2006, $10.3; 2007, $9.9; 2008, $9.1; 2009,
             $8.6 and thereafter, $124.5.

         The Company has issued letters of credit in connection with completion guarantees for certain development projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $45.9 million.

         Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $5.8 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $4.0 million (approximately USD $3.3 million) outstanding as of December 31, 2004, relating to various development projects. In addition to the letter of credit facility, various additional Canadian development projects in which the Company holds interests ranging from 33?% to 50% have letters of credit issued aggregating approximately CAD $2.2 million (approximately USD $1.8 million).

         During 2003, the limited partners in KIR, an entity in which the Company holds a 43.3% non-controlling interest, contributed $30.0 million toward their respective capital commitments, including $13.0 million by the Company. As of December 31, 2003, KIR had unfunded capital commitments of $99.0 million, including $42.9 million from the Company. During 2004, the KIR partners elected to cancel the remaining unfunded capital commitments.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


21.  Incentive Plans:

         The Company maintains a stock option plan (the "Plan") pursuant to which a maximum of 18,500,000 shares of the Company's common stock may be issued for qualified and non-qualified options. Options granted under the Plan generally vest ratably over a three-year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board at its sole discretion. In addition, the Plan provides for the granting of certain options to each of the Company's non-employee directors (the "Independent Directors") and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors' fees.

         Information with respect to stock options under the Plan for the years ended December 31, 2004, 2003 and 2002 is as follows:


                                                                               Weighted-Average
                                                                                Exercise Price
                                                            Shares                Per Share
                                                          ---------            -----------------
         Options outstanding, January 1, 2002             5,909,353                 $25.90
              Exercised                                    (307,831)                $18.76
              Granted                                     1,562,525                 $31.27
              Forfeited                                     (61,974)                $27.99
                                                          ---------
         Options outstanding, December 31, 2002           7,102,073                 $27.37
              Exercised                                  (1,078,203)                $23.92
              Granted                                     1,621,438                 $43.34
              Forfeited                                     (89,503)                $31.16
                                                          ---------
         Options outstanding, December 31, 2003           7,555,805                 $31.24
              Exercised                                  (1,689,874)                $27.25
              Granted                                     1,943,750                 $55.44
              Forfeited                                    (189,895)                $38.50
                                                          ---------
         Options outstanding, December 31, 2004           7,619,786                 $38.12
                                                          =========

              Options exercisable -
                    December 31, 2002                     3,298,417                 $24.06
                                                          =========                 ======
                    December 31, 2003                     3,619,774                 $26.47
                                                          =========                 ======
                    December 31, 2004                     4,067,881                 $29.90
                                                          =========                 ======


         The exercise prices for options outstanding as of December 31, 2004 range from $16.61 to $58.49 per share. The weighted-average remaining contractual life for options outstanding as of December 31, 2004 was approximately 7.7 years. Options to purchase 3,166,133, 5,109,883 and 1,731,321 shares of the Company's common stock were available for issuance under the Plan at December 31, 2004, 2003 and 2002, respectively.

         The Company maintains a 401(k) retirement plan covering substantially all officers and employees, which permits participants to defer up to the maximum allowable amount determined by the Internal Revenue Service of their eligible compensation. This deferred compensation, together with Company matching contributions, which generally equal employee deferrals up to a maximum of 5% of their eligible compensation (capped at $170,000), is fully vested and funded as of December 31, 2004. The Company contributions to the plan were approximately $1.0 million, $0.8 million and $0.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

22.  Income Taxes:

         The Company elected to qualify as a REIT in accordance with the Code commencing with its taxable year which began January 1, 1992. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management's intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Reconciliation between GAAP Net Income and Federal Taxable Income:

         The following table reconciles GAAP net income to taxable income for the years ended December 31, 2004, 2003 and 2002 (in thousands):


                                                                                    2004             2003             2002
                                                                                (Estimated)        (Actual)          (Actual)
                                                                                -----------        --------          --------

         GAAP net income                                                         $297,137          $307,879          $245,668
             Less: GAAP net income of taxable REIT subsidiaries                   (19,396)          (12,814)          (23,573)
                                                                                 --------          --------          --------
         GAAP net income from REIT operations (a)                                 277,741           295,065           222,095
         Net book depreciation in excess of (less than) tax depreciation              961           (36,663)           (2,501)
         Deferred and prepaid rents                                                (7,200)           (6,000)           (5,944)
         Exercise of non-qualified stock options                                  (29,673)          (11,370)           (2,151)
         Book/tax differences from investments in real estate joint ventures       (2,472)           (2,472)          (12,361)
         Book/tax difference on sale of real property                             (18,159)          (32,319)          (13,346)
         Valuation adjustment of foreign currency contracts                       (19,901)          (15,466)                -
         Adjustment of property carrying values                                     2,965             4,016            33,030
         Other book/tax differences, net                                           15,913            (6,747)           11,719
                                                                                 --------          --------          --------
         Adjusted taxable income subject to 90% dividend
           requirements                                                          $220,175          $188,044          $230,541
                                                                                 ========          ========          ========

         Certain amounts in the prior periods have be reclassified to conform to the current year presentation.

         (a) - All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to minority interest and taxable REIT subsidiaries.

         Reconciliation between Cash Dividends Paid and Dividends Paid
           Deductions (in thousands):

         Cash dividends paid exceeded the dividends paid deduction for the years ended December 31, 2004 and 2003 and amounted to $265,254 and $246,301, respectively. For the year ended December 31, 2002, cash dividends paid were equal to the dividends paid deduction and amounted to $235,602.

         Characterization of Distributions:

         The following characterizes distributions paid for the years ended December 31, 2004, 2003 and 2002 (in thousands):


                                           2004                        2003                         2002
                                           ----                        ----                         ----
         Preferred Dividends
           Ordinary income               $11,638         100%        $13,169            84%       $17,935         96%
           Capital gain                        -            -          2,451            16%           764          4%
                                        --------         ----       --------           ----      --------        ----
                                         $11,638         100%        $15,620           100%       $18,699        100%
                                        --------                    --------                     --------

         Common Dividends
           Ordinary income              $215,573          85%       $171,071            74%      $208,040         96%
           Capital gain                        -            -         31,840            14%         8,863          4%
           Return of capital              38,043          15%         27,770            12%             -           -
                                        --------        -----       --------          -----      --------        ----
                                        $253,616         100%       $230,681           100%      $216,903        100%
                                        --------                    --------                     --------

         Total dividends
         distributed                    $265,254                    $246,301                     $235,602
                                        ========                    ========                     ========


         Taxable REIT Subsidiaries ("TRS"):

         Commencing January 1, 2001, the Company is subject to federal, state and local income taxes on the income from its TRS activities.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of the TRS assets and liabilities.

         The Company's TRS income and provision for income taxes for the years ended December 31, 2004, 2003 and 2002, are summarized as follows (in thousands):

                                                     2004       2003       2002
                                                     ----       ----       ----
           TRS income before income taxes          $27,716    $21,328    $36,477
                                                   -------    -------    -------
           Less provision for income taxes:
                    Federal                          6,939      7,104     10,538
                    State and local                  1,381      1,410      2,366
                                                   -------    -------    -------
                         Total tax provision         8,320      8,514     12,904
                                                   -------    -------    -------

           TRS net income                          $19,396    $12,814    $23,573
                                                   =======    =======    =======

         Deferred tax assets of approximately $11.8 million and $11.0 million and deferred tax liabilities of approximately $7.3 million and $7.5 million are included in the captions Other assets and Other liabilities on the accompanying Consolidated Balance Sheets at December 31, 2004 and 2003, respectively. These deferred tax assets and liabilities relate primarily to differences in the timing of the recognition of income/(loss) between the GAAP and tax basis of accounting for (i) real estate joint ventures, (ii) other real estate investments and (iii) other deductible temporary differences.

         The income tax provision differs from the amount computed by applying the statutory federal income tax rate to taxable income before income taxes as follows (in thousands):

                                                     2004       2003      2002
                                                     ----       ----      ----

           Federal provision at statutory tax
             rate (35%)                             $9,700    $7,465    $12,767
           State and local taxes, net of federal
             benefit                                 1,801     1,049      2,010
           Other                                    (3,181)        -     (1,873)
                                                    ------    ------    -------

                                                    $8,320    $8,514    $12,904
                                                    ======    ======    =======

23. Supplemental Financial Information:

         The following represents the results of operations, expressed in thousands except per share amounts, for each quarter during the years 2004 and 2003:


                                                                          2004 (Unaudited)
                                                  ------------------------------------------------------------
                                                  Mar. 31            June 30         Sept. 30          Dec. 31
                                                  -------            -------         --------          -------
       Revenues from rental property(1)           $139,137           $129,908        $121,909         $123,972

       Net income                                  $71,389            $71,430         $78,511          $75,807

           Net income per common share:
                Basic                               $.62               $.62            $.68             $.65
                Diluted                             $.61               $.61            $.67             $.64




                                                                          2003 (Unaudited)
                                                  ------------------------------------------------------------
                                                  Mar. 31            June 30         Sept. 30          Dec. 31
                                                  -------            -------         --------          -------
       Revenues from rental property(1)           $117,456           $113,055        $116,404         $124,134

       Net income                                  $70,961            $61,346         $91,504          $84,068

           Net income per common share:
                Basic                               $.63               $.47            $.82             $.73
                Diluted                             $.63               $.46            $.81             $.72


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


             (1) All periods have been adjusted to reflect the impact of operating properties sold during 2004 and 2003, and properties classified as held for sale as of December 31, 2004, which are reflected in the caption Discontinued operations on the accompanying Consolidated Statements of Income.

         Accounts and notes receivable in the accompanying Consolidated Balance
             Sheets are net of estimated unrecoverable amounts of approximately $8.7 million and $9.7 million at December 31, 2004 and 2003, respectively.

24. Pro Forma Financial Information (Unaudited):

         As discussed in Notes 3, 4 and 5, the Company and certain of its subsidiaries acquired and disposed of interests in certain operating properties during 2004. The pro forma financial information set forth below is based upon the Company's historical Consolidated Statements of Income for the years ended December 31, 2004 and 2003, adjusted to give effect to these transactions as of January 1, 2003.

         The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred on January 1, 2003, nor does it purport to represent the results of operations for future periods. (Amounts presented in millions, except per share figures.)

                                                       Year ended December 31,
                                                       -----------------------
                                                       2004             2003
                                                       ----             ----

          Revenues from rental property               $511.5           $494.4
          Net income                                  $285.5           $256.7

              Net income per common share:
                   Basic                               $2.46            $2.19
                                                       =====            =====
                   Diluted                             $2.41            $2.15
                                                       =====            =====